Exhibit 2.1

LIMITED LIABILITY COMPANY INTEREST PURCHASE AGREEMENT
BY AND AMONG
THE MEMBERS OF
OAK MORTGAGE COMPANY LLC
AND
REPUBLIC FIRST BANK d/b/a REPUBLIC BANK
DATED JULY 26, 2016

TABLE OF CONTENTS
Page
ARTICLE I
DEFINITIONS

i

List of Exhibits:
Exhibit 2.4(a)(iii)	Form of Gelernt Employment Agreement
Exhibit 2.4(a)(iv)	Form of Brown Employment Agreement
Exhibit 2.4(a)(v)	Form of Angradi Compensation Agreement
Exhibit 2.4(a)(vi)	Form of Escrow Agreement
Exhibit 2.4(a)(viii)	Form of Assignment (Membership Interest)
Exhibit 3.4	Company Operating Agreement

List of Schedules:
Schedule 1.1	Permitted Encumbrances
Schedule 2.2	Allocation of Purchase Price
Schedule 2.4(a)(x)	Indebtedness
Schedule 2.5	Owned Mortgage Loans
Schedule 2.6	Purchased Mortgage Servicing Rights
Schedule 3.2	Foreign Qualification Jurisdictions
Schedule 3.8(b)	Sellers' Filings, Consents and Approvals
Schedule 3.9(a)	Financial Statements
Schedule 3.9(b)	GAAP Exceptions for Servicing Rights, Etc.
Schedule 3.9(c)	Undisclosed Liabilities
Schedule 3.12	Governmental Permits
Schedule 3.13(b)	Real Property Leases
Schedule 3.14	Personal Property Leases
Schedule 3.15	Intellectual Property (General)
Schedule 3.15(e)	Registered Intellectual Property and Software
Schedule 3.18(a)	Material Contracts
Schedule 3.18(b)	Defaults
Schedule 3.19(a)	Company Benefit Plans
Schedule 3.19(e)	Severance Payments
Schedule 3.19(h)	Severance Agreements
Schedule 3.19(1)	Deferred Compensation Plans
Schedule 3.21(b)	Mortgage Loans and Servicing Rights
Schedule 3.21(e)	Material Contract Compliance
Schedule 3.21(h)	Agency and Investor Agreements
Schedule 3.21(k)	Repurchase Demands
Schedule 3.21(1)	Industry Agreements
Schedule 3.21(m)	Warehouse Line Agreements
Schedule 3.21(o)	Defective Mortgages
Schedule 3.21(p)	Pipeline Loans
Schedule 3.22(b)	Employee Agreements
Schedule 3.23(a)	Insurance Policies
Schedule 3.25	Transactions with Affiliates
Schedule 3.26	Bank and Brokerage Accounts
Schedule 3.29	Unauthorized Attempts
Schedule 4.4	Buyer's Filings, Consents and Approvals

v

Schedule 5.4	Conduct of the Business
Schedule 5.5	Interim Period Cash Distribution Items
Schedule 6.9	Stock Options
Schedule 7.2	Sellers' Required Consents
Schedule 7.5	Certain Material Contracts
Schedule 8.2	Buyer's Required Consents
Schedule 8.5	Guarantees
Schedule 10.1(e)	Certain Approvals

LIMITED LIABILITY COMPANY INTEREST PURCHASE AGREEMENT
This Limited Liability Company Interest Purchase Agreement ("Agreement") is made as of July 26, 2016, by and among Republic First Bank d/b/a Republic Bank, a Pennsylvania‑chartered state bank ("Buyer"), and William Gelernt, Bruce Paparone, and Thomas C. Schaeffer (collectively, "Sellers").
RECITALS
WHEREAS, Oak Mortgage Company LLC (the "Company") engages in the origination and sale (and limited servicing) of residential mortgage loans.
WHEREAS, Sellers own all of the issued and outstanding limited liability company interests in the Company.
WHEREAS, the Sellers desire to sell, transfer and assign, and Buyer desires to purchase, accept and assume from Sellers, all of the outstanding limited liability company interests in the Company.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE I
 DEFINITIONS
Section 1.1.  Definitions.  In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 (and terms defined in other sections of this Agreement that are not listed in this Section 1.1) and shall be equally applicable to both the singular and plural forms.
"Accounting Firm" has the meaning specified in Section 2.7(c).
"Action" means any claim, action, suit, arbitration, mediation, proceeding, or investigation by or against any Person before any Governmental Authority, before an arbitrator or arbitral body or mediator, or asserted directly against the Company or any of its Affiliates.
"Advance(s)" means, with respect to the Mortgage Loans, as applicable, (i) all customary, reasonable and necessary "out of pocket" costs and expenses (including reasonable attorney's fees and disbursements) incurred in the performance by the Company or the Subservicer of the servicing obligations under the applicable Agency and Investor Agreements or the Subservicing Agreement, including property taxes and insurance premiums advanced on behalf of the Mortgagor and property preservation, property inspection, valuation fees, attorney fees and other default related expenses and (ii) principal and interest advances required to be made with respect to delinquent Mortgage Loans under the applicable Agency and Investor Agreements or the Subservicing Agreement.

"Affiliate" means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly Controls, is Controlled by or is under Common Control with such Person.  Following the Closing, Buyer's Affiliates shall include the Company.
"Agency" or "Agencies" means Fannie Mae.
"Agency and Investor Agreements" means the agreement or agreements (including the Agency and Investor Guidelines, all master commitments, pool purchase contracts, selling and servicing contracts and all exhibits, schedules, amendments and supplements thereto) that govern the manner in which the Mortgage Loans are guaranteed, insured and/or sold to the applicable Agency or Investor and, where applicable, serviced by the Company thereafter, and set forth other requirements with respect to the Mortgage Loans, subject to such variances as approved by the Agency or Investor.
"Agency and Investor Guidelines" means the guides and manuals issued by the Agencies and Investors and related to the origination, sale and servicing of Mortgage Loans, and all amendments or additions thereto, and any related announcements, letters, notices, bulletins, circulars, issuances, releases and other written guidance and requirements, including the Fannie Mae Guide, CFPB guidelines and rules, or Investor guidelines, all as amended from time to time through the Closing Date.
"Agreement" means this Limited Liability Company Interest Purchase Agreement, including the Annexes, Exhibits, and Schedules attached hereto.
"Ancillary Agreements" means all agreements, instruments and documents being or to be executed and delivered by Buyer or Sellers under this Agreement or in connection herewith, in each case, as the context requires, including, but not limited to, the Gelernt Employment Agreement, the Brown Employment Agreement, the Angradi Compensation Agreement, and the Gelernt Releases, in form and substance reasonably satisfactory to Buyer and Sellers as attached as exhibits hereto.
"Anti‑Money Laundering Laws" has the meaning specified in Section 3.21(n).
"Applicable Requirements" means (i) all contractual obligations relating to the origination and servicing of the Mortgage Loans or Pipeline Loans, including those contractual obligations contained herein, in any agreement with any Insurer, in the Mortgage Loan Documents and in applicable Agency and Investor Agreements and Agency and Investor Guidelines; (ii) all Requirements of Law applicable to the origination, servicing of or the purchase, sale, enforcement and insuring or guaranty of, or filing of claims in connection with, the related Mortgage Loans or Pipeline Loans, including the Real Estate Settlement Procedures Act and its implementing Regulation X (including the CFPB mortgage servicing rules), the Truth‑in‑Lending Act and its implementing Regulation Z (including the CFPB ability‑to‑repay rules and qualified mortgage standards), the Fair Credit Reporting Act, the Fair Debt Collections Act, Agency regulations and requirements (including the Fannie Mae Guide, and other Agency and Investor Guidelines and applicable requirements and guidelines of any Insurer); (iii) all applicable Investor Instructions; (iv) all other judicial and administrative judgments, orders, stipulations, awards, writs and injunctions applicable to the Servicing Rights or the Mortgage Loans or Pipeline Loans; and (v) any applicable regulatory consent orders or court approved settlements with Government Authorities.

"Applicable Survival Period" has the meaning specified in Section 9.1(a).
"Bad Boy Act" means any act by, in each case prior to the Closing, any Seller, the Company's members or its managing member (i) of willful or intentional misconduct, (ii) in violation of any criminal law, (iii) of fraud, (iv) relating or contributing to the Company's failure to comply with any laws or regulations governing the payment of wages, determination of hours worked, compensation or benefits, or proper classification of the Company's full‑time or part‑time employees, including the Fair Labor Standards Act and cognate state laws or (v) in willful or intentional breach of any of the terms and conditions set forth in this Agreement.
"Balance Sheet" means the balance sheet of the Company as of the Balance Sheet Date included in Schedule 3.9(a).
"Balance Sheet Date" means the Closing Date.
"Bankruptcy and Equity Exceptions" has the meaning specified in Section 3.5.
"Business Day" means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by law or executive order to close.
"Buyer Plan" has the meaning specified in Section 6.3(a).
"Buyer" has the meaning specified in the preamble of this Agreement.
"Buyer's Fundamental Representations" means, collectively, those representations and warranties of Buyer set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.6, Section 4.7 and Section 4.8.
"Buyer's MSR Purchase Price" shall mean Six Thousand Two Hundred Dollars ($6,200).
"CFPB" means the Consumer Financial Protection Bureau, an agency of the United States, or any successor thereto.
"Change of Control" means any Person or group of persons within the meaning of § 13(d)(3) of the Securities Exchange Act of 1934 (other than Buyer) becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the outstanding partnership interests of the Company by means of merger, stock sale, recapitalization, exchange, consolidation or other similar transaction.
"Claim Notice" has the meaning specified in Section 9.4.
"Closing" means the closing of the transactions contemplated under this Agreement.
"Closing Payment" has the meaning specified in Section 2.1.

"Closing Date" has the meaning specified in Section 2.3.
"COBRA" means the health plan coverage continuation requirements of Section 4980B of the Code and Section 601 et seq. of ERISA.
"Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
"Company" has the meaning specified in the first recital of this Agreement.
"Company Assets" means all of the assets and properties that are owned, leased or licensed by the Company.
"Company Benefit Plans" has the meaning specified in Section 3.19(a).
"Competing Transaction" has the meaning specified in Section 6.5.
"Competitive Enterprise" has the meaning specified in Section 6.6(a).
"Control" means, as to any Person, the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.  The terms "Controlled by" and "under Common Control with" shall have correlative meanings.
"Defective Mortgage" means a Mortgage Loan that does not comply in any material respect with the applicable Agency and Investor Guidelines and as a result is not eligible for sale without exception or special dispensation.
"Deferred Compensation Plan" means any "nonqualified deferred compensation plan" within the meaning of Section 409A(d)(1) of the Code and the Treasury Regulations promulgated thereunder and that is subject to Section 409A of the Code.
"Deposits" has the meaning specified in Section 5.6.
"Effective Time" shall mean 11:59 p.m. Eastern daylight saving time on the Closing Date.
"Employee" means any of the employees of the Company as of the Closing Date.
"Encumbrance" means any lien, adverse claim, charge, security interest, mortgage, deed of trust, encroachment, pledge, easement, covenant, right of first refusal, encroachment, right‑of‑way, conditional sale or other title retention agreement, option, preemptive right, defect in title or other adverse claims or restrictions of a similar nature.

"Environmental Laws" means any applicable law relating to (i) the control of any potential Hazardous Materials or protection of any Environmental Media or natural resources, (ii) the generation, use, handling, treatment, storage, Release, disposal or transportation of any Hazardous Material, or (iii) human health and safety (including the health and safety of workers to the extent that the U.S. Occupational Health and Safety Act of 1970 (29 U.S.C. §§ 651 et seq.) and any state counterpart regulates Hazardous Materials), in all cases, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Oil Pollution Act of 1990 (33 U.S.C. §§ 2701 et seq.); the Endangered Species Act of 1973 (16 U.S.C. §§ 1531 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Emergency Planning and Community Right‑to‑Know Act of 1986 (42 U.S.C. §§ 11001 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), with any amendments or reauthorization thereto or thereof, any and all regulations promulgated thereunder, and all analogous state and local counterparts or equivalents.
"Environmental Matter" means any matter relating to (i) the Release or threatened Release of a Hazardous Material or (ii) violations of or Liabilities arising under applicable Environmental Laws.
"Environmental Media" means any air (including ambient, workplace or indoor air), soil, sediments, land surface (whether above or below water), subsurface strata, plant or animal life, natural resources, water (including territorial, coastal and inland surface waters, groundwater, streams and water in drains, tanks or sewers), sewers, septic systems, and waste treatment, storage and disposal systems servicing real property, buildings or structures.
"ERISA" means the Employee Retirement Income Security Act of 1974.
"ERISA Affiliate" means any entity which is a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (c) an affiliated service group (as defined in Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the Company.
"Escrow Agreement" shall mean the escrow agreement in the form of Exhibit 2.4(a)(vi) among Buyer, Sellers and Flaster/Greenberg P.C.
"Escrow Payment" shall mean the $1,000,000 payment to be made by the Buyer to Flaster/Greenberg P.C. pursuant to Section 2.1.
"Executive Order" has the meaning specified in Section 3.21(n).
"Facilities" shall mean all buildings, improvements and fixtures located on any Leased Real Property.
"Fannie Mae" means Fannie Mae (formally known as the Federal National Mortgage Association) or any successor thereto.
"Fannie Mae Guide" means the Fannie Mae Single Family Selling and Servicing Guide and the Fannie Mae Single Family Servicing Guide, and any other Fannie Mae guides or manuals applicable to the sale or servicing of Mortgage Loans, any amendments or additions thereto, and any related announcements, letters, notices, bulletins, circulars, issuances, releases and other written guidance and requirements issued by Fannie Mae with respect to single family homes and posted on Allregs, or through a successor publication.

"FHA" means the Federal Housing Administration, a division of HUD, or any successor thereto, and including the Federal Housing Commissioner and the Secretary of HUD where appropriate under the FHA Regulations.
"FHA Regulations" means the regulations promulgated by HUD under the Federal Fair Housing Act, codified in 24 Code of Federal Regulations, and other HUD issuances relating to Mortgage Loans or Pipeline Loans, including related handbooks, circulars, notices and mortgagee letters.
"Financial Statements" has the meaning specified in Section 3.9(a).
"GAAP" means United States generally accepted accounting principles, consistently applied and as in effect at the time to which the related reference to such principles pertains.
"Gelernt" means William Gelernt.
"Gelernt Releases" means the releases executed and delivered by First Tennessee Bank, Arc Light Financial, LLC, and others (set forth on Schedule 8.5) at the Closing releasing Gelernt and the other Sellers from and any all liability under all Warehouse Loans, Leases and other obligations of the Company that are guaranteed by Gelernt and/or the other Sellers.
"Governmental Authority" means any United States federal, state or local or any supra‑national or non‑U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body, board, department, instrumentality or commission, self‑regulatory organization or any court, tribunal, or judicial or arbitral body.
"Governmental Order" means any order, writ, judgment, injunction, decree, ruling, assessment, stipulation, determination or award entered by or with any Governmental Authority.
"Governmental Permits" has the meaning specified in Section 3.12.
"Hazardous Materials" means (i) any chemical, waste, substance or material (whether solid, liquid or gas) designated, listed, defined, or classified by a Governmental Authority as ignitable, corrosive, radioactive, dangerous, toxic, explosive, infectious, mutagenic or otherwise hazardous; (ii) any element, compound, chemical mixture, contaminant, pollutant, contaminant, agent, waste, chemical, by‑product, process‑intermediate product or other material or substance (whether solid, liquid or gas) that is defined as a "pollutant," "contaminant," "solid waste," "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "hazardous constituent," "special waste," "toxic substance," "toxin," "radioactive," "dangerous," "ignitable," "corrosive," "reactive," or "hazardous"; (iii) any petroleum or petroleum product (including waste or used oil, gasoline, heating oil, kerosene and any other product, substance or material derived from or commingled with any petroleum product), off‑specification commercial chemical product, solid waste, radioactive material, infectious medical waste, lead based paint, mold, mycotoxins, microbial matter, airborne pathogens (naturally occurring or otherwise), asbestos in any form that is or could become friable, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs), and radon gas; or (iv) any substance, material or waste that, as regulated by a Governmental Authority, requires remedial action.

"HUD" means the United States Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA mortgage insurance.  The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof.
"Income Tax" means any and all Taxes (however denominated) imposed upon or measured by net income, plus any interest, penalties, or additions imposed upon, or with respect to, any such taxes or in respect of any failure to comply with any requirement regarding Tax Returns for such taxes.
"Indebtedness" means any of the following (without duplication):
(a)  indebtedness for borrowed money;
(b)  obligations evidenced by notes, bonds, debentures or similar instruments;
(c)  obligations to pay the deferred purchase price of property or services (except trade accounts payable, salaries owed to salaried employees for the two weeks immediately preceding the Closing Date and other liabilities arising in the ordinary course of business that are not more than 60 days past due);
(d)  payment obligations under conditional sale agreements or title retention agreements;
(e)  obligations as lessee under capitalized leases (or leases that, under GAAP, should be recorded as capital leases);
(f)  obligations, contingent or otherwise, under acceptance credit, letters of credit (and related reimbursement agreements) or similar facilities;
(g)  the net liability under interest rate, currency or commodity derivatives or hedging transactions;
(h)  any indebtedness (including the types specified in (a) through (g) of this definition) that a Person guarantees or with respect to which a Person otherwise assures a creditor against loss;
(i)  any indebtedness secured by an Encumbrance on the Person's assets, even if that Person has not assumed or become liable for the payment of that indebtedness; and
(j)  all accrued interest, premiums, penalties and other fees or charges payable in connection with any of the foregoing.

"Indemnified Party" has the meaning specified in Section 9.4.
"Indemnitor" has the meaning specified in Section 9.4.
"Insurer" or "Insurers" means any private mortgage insurer and any insurer or guarantor (and, in each case, any successor thereto) under any standard hazard insurance policy, any flood insurance policy, any title insurance policy, any earthquake insurance policy, or any other insurance policy applicable to a Mortgage Loan, Pipeline Loan or pool of such mortgage loans.
"Intellectual Property" means:  (i) patents, patent applications, and patent rights, including any such rights granted upon any reissue, reexamination, division, extension, provisional, continuation, or continuation‑in‑part applications, and equivalent or similar rights anywhere in the world in inventions and discoveries, (ii) copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, (iii) trademarks, service marks, logos, internet domain names, and trade names, and registrations and applications for registration, together with all of the goodwill associated with, any of the foregoing and (iv) confidential and proprietary ideas, know‑how, trade secrets, concepts, methods, techniques, data, reports, business plans, customer, vendor, and prospect lists and other information (collectively, "Trade Secrets").
"Interim Period" means the period beginning on the Signing Date and ending at the Effective Time.
"Investor" means with respect to each Mortgage Loan, the applicable Agency and/or such Persons that purchase such Mortgage Loan from the Company.
"Investor Instructions" means the written instructions provided by an Investor regarding its Mortgage Loans.
"Knowledge of Sellers" means, as to a particular matter, the actual knowledge, after reasonable due inquiry, of:  (i) William Gelernt (ii) Eugene Brown; and/or (iii) Joseph Dare.
"Leased Real Property" shall mean the real property leased, occupied or used by the Company, pursuant to the Leases, together with all Facilities thereon and all easements, rights of way and other appurtenances thereto, including those leasehold interests set forth on Schedule 3.13(b).
"Leases" shall mean any and all leases, subleases, concessions, licenses and other similar agreements (whether written or oral) in connection with the occupancy or use of real property by the Company, including all amendments, modifications, extensions, renewals, guaranties and other agreements with respect thereto.
"Legacy Liabilities" means, notwithstanding any disclosure by Sellers in the Schedules or Exhibits to this Agreement, any Liabilities (including any repurchase and/or indemnification claims) arising from the operation of the Company's business prior to the Closing Date.

"Liabilities" means any debt, liability, claim, demand, expense, commitment or obligation (whether known or unknown, asserted or unasserted, direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) of every kind and description, and including all costs and expenses related thereto.
"LLC Interest" means any membership or other interest in the income, profits or equity of the Company.
"Loss" or "Losses" means all losses, damages, costs, expenses, Liabilities, obligations and claims of any kind, including (a) expenses (including costs of investigation and defense of any claim, Action or proceeding and the reasonable fees and charges of attorneys, accountants and other experts and consultants); (b) fines, penalties, judgments, payments in settlement of a claim, Action or proceeding or made in compliance with any judicial order; (c) payments made and costs incurred under indemnification obligations to other Persons, other costs and payments (including the expenses of enforcing indemnification rights asserted under this Agreement); and (d) all other Liabilities, deficiencies or diminution of value; provided, however, (i) in no event will "Loss" or "Losses" include any remote, speculative, indirect, punitive or exemplary damages (other than punitive or exemplary damages actually incurred in connection with a Third Party Claim), and (ii) in the event that any Loss that gives rise to the right to receive indemnification under this Agreement results in a Tax benefit to the Indemnified Party or an Affiliate thereof, the amount of Losses otherwise recoverable under Article IX by such Indemnified Party shall be determined net of any and all Tax benefits actually received by the Indemnified Party or such Affiliate thereof.
"Material Adverse Effect" means any effect, event, condition, occurrence, fact, variation, development, circumstance or change that has resulted in, or that may reasonably be expected to result in, a material adverse effect on the business, operations, prospects, assets, Liabilities, results of operations or financial condition of the Company, the LLC Interests and/or this Agreement or the Ancillary Agreements provided, however, that any adverse effect, event, condition, occurrence, fact, variation, development, circumstance or change arising from or relating to any of the following shall not be deemed to constitute and shall not be taken into account in determining whether there has been a Material Adverse Effect:  (i) the United States economy, the global economy, in each case, as a whole, or the industry or markets in which the Company operates; (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (iv) changes in GAAP; (v) changes in Requirements of Law; (vi) the taking of any action contemplated by this Agreement or any of the Ancillary Agreements; (vii) any "act of God," including, but not limited to, weather, natural disasters and earthquakes; (viii) changes resulting from the announcement of the execution of this Agreement or any of the transactions contemplated hereby or other communication by Buyer or any of its Affiliates of their plans or intentions (including in respect of employees) with respect to the Company's business, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; (ix) any failure by the Company to meet any internal projections or forecasts; or (x) any action requiring the consent of Buyer under Section 5.4(a) as to which Sellers have requested Buyer's consent and Buyer has unreasonably withheld such consent.

"Material Contract" has the meaning specified in Section 3.18(a).
"Mortgage Instrument" means any deed of trust, security deed, mortgage, security agreement or any other instrument which constitutes a first lien on real estate securing payment by a Mortgagor of a Mortgage Note.
"Mortgage Loan" means any closed residential mortgage loan originated by the Company or for which the Company owns the related Servicing Rights.
"Mortgage Loan Documents" means with respect to any Mortgage Loan or Pipeline Loan, the related Mortgage Note (including any endorsements or allonges thereto), Mortgage Instrument, assignment of Mortgage Instrument, intervening assignments of the Mortgage Instrument, if any, title insurance policy, and any other documents required to be retained in original form pursuant to Applicable Requirements.
"Mortgage Note" means the promissory note or notes, or other evidence of indebtedness, executed by a Mortgagor and secured by a Mortgage Instrument evidencing the indebtedness of the Mortgagor under a Mortgage Loan, together with any assignment, reinstatement, extension, endorsement or modification thereof.
"Mortgaged Property" means a fee simple property (or such other estate in real property as is commonly accepted as collateral for mortgage loans that are subject to secondary mortgage sales or securitizations) that secures a Mortgage Note and that is subject to a Mortgage Instrument.
"Mortgagor" means any (i) obligor under a Mortgage Note or a Mortgage Instrument, (ii) owner of a Mortgaged Property or (iii) applicant on a Pipeline Loan.
"Multiemployer Plan" means a "multiemployer plan," as defined in Section 4001(a)(3) of ERISA.
"Objection Notice" has the meaning specified in Section 2.7(c).
"OFAC Regulations" has the meaning specified in Section 3.21(n).
"Owned Intellectual Property" means Intellectual Property owned by the Company.
"Owned Mortgage Loans" has the meaning specified in Section 2.5(a).
"Owned Mortgage Purchase Price" has the meaning specified in Section 2.5(a).
"Parties" means the parties to this Agreement.

"Permitted Encumbrances" means (i) Encumbrances for Taxes and other charges and assessments by Governmental Authorities that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) Encumbrances of landlords and Encumbrances of carriers, warehousemen, mechanics and materialmen and other like Encumbrances arising in the ordinary course of business for sums not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (iii) other Encumbrances or imperfections on property that do not materially detract from the value of or materially impair the existing use of the property affected by such Encumbrance or imperfection, (iv) all deposits that have been made in the ordinary course of business with any Governmental Authorities in connection with a governmental authorization, registration, filing, license, permit or approval and (v) all Encumbrances listed on Schedule 1.1.
"Person" means any natural person, corporation, general or limited partnership, limited liability company, joint venture, association, joint‑stock company, limited liability partnership, firm, trust, estate, unincorporated organization, Governmental Authority or other legal entity.
"Pipeline Loan" means any residential mortgage loan application being considered by the Company for possible funding and for which an application was taken by the Company or by a third party approved by the Company, on or before the Closing and that has not been closed.
"Post‑Closing Tax Period" means any taxable year or period beginning after the Closing Date.
"Pre‑Closing Tax Period" means any taxable year or period ending on or before the Closing Date.
"Pro Rata Percentages" has the meaning set forth in Section 2.2.
"Purchase Price" has the meaning specified in Section 2.2.
"Purchased Mortgage Servicing Rights" has the meaning specified in Section 2.6.
"Registered IP" means patents, patent applications, statutory invention registrations, registered trademarks, registered service marks, registered copyrights, domain names, and applications to register any of the foregoing.
"Release" means any release, spill, leak, emission, deposit, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposing, dumping, dispersion or migration of Hazardous Substances into, under, above, onto or from any indoor or outdoor Environmental Medium, including:  (i) the movement of Hazardous Materials through, in, under, above, or from any Environmental Medium; (ii) the movement of Hazardous Materials off‑site from any real property; and (iii) the abandonment of barrels, tanks, containers or other closed receptacles containing Hazardous Materials.

"Requirements of Law" means any order, law, statute, regulation, rule, ordinance, writ, injunction, directive, judgment, decree, principle of common law, constitution or treaty enacted, promulgated, issued, enforced or entered by, or any stipulation or requirement of, or binding agreement with, any Governmental Authority, as in effect at the applicable time.
"Restricted Business" has the meaning specified in Section 6.6(a).
"Restricted Territory" has the meaning specified in Section 6.6(a).
"Restriction Period" has the meaning specified in Section 6.6(a).
"Rural Housing Service" shall mean the Rural Housing Service of the USDA.
"Rural Housing Service Guaranty" shall mean with respect to a USDA Loan, the agreements evidencing the guaranty of such USDA Loan by the Rural Housing Service.
"Rural Housing Service Regulations" shall mean the regulations, guidelines, instructions, policies and procedures adopted and implemented by the Rural Housing Service and applicable to (i) the origination and servicing of USDA Loans and (ii) the issuance and validity of Rural Housing Service Guaranties, in each case as such regulations, guidelines, instructions, policies and procedures may be revised or modified and in effect from time to time.
"Securities Act" means the Securities Act of 1933, as amended.
"Seller Representative" has the meaning specified in Section 6.12(a).
"Sellers" has the meaning specified in the preamble of this Agreement.
"Seller Fundamental Representations" means, collectively, those representations and warranties of Sellers set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5, Section 3.6, Section 3.11, Section 3.13, Section 3.16, Section 3.21, Section 3.24, Section 3.25, Section 3.28, and Section 3.30.
"Servicing Rights" means, with respect to a Mortgage Loan, the right or rights to service such Mortgage Loan and the duties and obligations associated therewith, all as further described under the related Agency and Investor Agreements or other Applicable Requirements.
"Servicing Rights Purchase Price" has the meaning specified in Section 2.6.
"Signing Date" means July 26, 2016.
"Software" means any and all (i) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation relating to any of the foregoing, but excluding any commercially available "off‑the‑shelf" or "shrink‑wrap" software that is licensed or sold to end users on a non‑exclusive basis.

"Straddle Tax Period" means any taxable year or period beginning before the Closing Date and ending after the Closing Date.
"Subject Loans" has the meaning set forth in Section 9.7(c).
"Subservicer" means Midwest Loan Services, Inc.
"Subservicing Agreement" means that certain Subservicing Agreement, dated as of October 24, 2013, between the Company and Subservicer, as amended.
"Systems" means the Software, computer hardware (whether general or special purpose), databases, telecommunications capabilities (including all voice, data and video networks) and other similar or related technology assets or services used by or relied on by the Company in the conduct of its business.
"Tax" (and, with correlative meaning, "Taxes") means any and all federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add‑on minimum, ad valorem, value added, stamp transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, including under any unclaimed property statute, together with any interest or penalty, imposed by any Governmental Authority.
"Tax Proceeding" has the meaning set forth in Section 6.1(c).
"Tax Return" means any return, report or similar statement provided or required to be provided with respect to any Tax (including any attached schedules), including any information return, amended return or declaration of estimated Tax, and any return of an affiliated, combined or uniting group.
"Termination Date" has the meaning set forth in Section 10.1(e).
"Third Party Claim" has the meaning set forth in Section 9.6(a).
"Trade Secrets" has the meaning specified in the definition of Intellectual Property in this Section 1.1.
"VA" shall mean the U.S. Department of Veterans Affairs, an executive branch department of the United States of America headed by the Secretary of Veterans Affairs, or any successor thereto.
"VA Regulations" shall mean the regulations, guidelines, instructions, policies and procedures adopted and implemented by the VA and applicable to the origination and servicing of VA Loans.
"Vested Loans" has the meaning specified in Section 2.7(a).
"Vested Loan Payments" has the meaning specified in Section 2.7(a).

"Vested Loan Payment Calculation" has the meaning specified in Section 2.7(a).
"Vested Loan Purchase Price" has the meaning specified in Section 2.2.
"Warehouse Loan" means a loan or other advance under a warehouse or other financing agreement, including, if applicable, a repurchase agreement, under which the funds advanced by the Warehouse lender have not yet been repaid.
"WARN Act" means the Workers Adjustment and Retraining Notification Act, as amended.
Section 1.2.  Interpretation and Construction.  For purposes of this Agreement:  (i) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (ii) the word "or" is not exclusive; (iii) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole, including all Annexes, Exhibits and Schedules attached to this Agreement; and (iv) any rules of construction relating to interpretation against the drafter of an agreement shall not apply to this Agreement and are expressly waived by the Parties.  Unless the context otherwise requires, references herein:  (a) to Articles, Sections, Annexes, Exhibits and Schedules mean the Articles and Sections of, and the Annexes, Exhibits and Schedules attached to, this Agreement; (b) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement or any Ancillary Agreement; and (c) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder, in each case through the Closing Date.  The Annexes, Exhibits and Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.  Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement.  Unless expressly indicated to the contrary, all dollar amounts are expressed in United States funds, and all amounts payable hereunder shall be paid in United States funds.
ARTICLE II
 PURCHASE AND SALE; CLOSING; POST‑CLOSING PAYMENTS
Section 2.1.  Purchase and Sale.  Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties and covenants contained in this Agreement, at the Closing, Buyer shall purchase the LLC Interests from Sellers, and the Sellers shall sell and transfer the LLC Interests to Buyer, free and clear of any Encumbrances, for a purchase price of Five Million Five Hundred Thousand Dollars ($5,500,000) (the "Closing Payment") plus the other amounts set forth in Section 2.2.  At the Closing, Buyer shall pay to the Sellers (i) Four Million Five Hundred Thousand Dollars ($4,500,000) of the Closing Payment, (ii) the amounts due under Section 2.5, Section 2.6, and Section 5.6, and (iii) the Vested Loan Purchase Price, all by wire transfer of immediately available funds payable to the Sellers in accordance with the written directions to be delivered by the Company to Buyer no later than two (2) Business Days prior to Closing.  At the Closing, Buyer shall pay One Million Dollars ($1,000,000) of the Closing Payment (the "Escrow Payment") by wire transfer of immediately available funds to Flaster/Greenberg P.C., as escrow agent, to be held in escrow by Flaster/Greenberg P.C. in accordance with the Escrow Agreement.

Section 2.2.  Purchase Price.  The aggregate consideration for the LLC Interests (the "Purchase Price") shall consist of (i) the Closing Payment, (ii) any amounts due to Sellers under Section 2.5, Section 2.6, and Section 5.6, (iii) an amount equal to One Hundred Sixty (160) basis points multiplied by the face amount of the closed loans constituting the Vested Loans ,which represents the estimated purchase price for the Vested Loans (the "Vested Loan Purchase Price"), and (iv) the balance of the Vested Loan Payments (as set forth in Section 2.7).  For purposes of federal and state Income Taxes, Buyer and Sellers agree to allocate the Purchase Price and any other amounts that constitute consideration under Section 1060 of the Code among the assets of the Company consistent with the allocation principles set forth on Schedule 2.2 (to be mutually agreed‑upon by the Buyer and the Seller Representative at or after Closing).  Any payments required to be made to Sellers under this Agreement will be made to each individual Seller in a proportionate amount equal to the percentage of the LLC Interests owned by such Seller on the Closing Date, which shall be:  William Gelernt – 60%; Thomas Schaeffer – 20%; and Bruce Paparone – 20% (the "Pro Rata Percentages").
Section 2.3.  Closing.  The Closing shall be consummated on July 28, 2016, but subject to all of the conditions set forth in Articles VII and VIII having been satisfied or waived in writing, at the offices of Flaster/Greenberg P.C., 1810 Chapel Avenue West, Cherry Hill, New Jersey 08002, or on such other day and at such other place as shall be agreed upon in writing by the Parties.  The date on which the Closing is actually held is referred to herein as the "Closing Date."
Section 2.4.  Closing Deliveries.
(a)  At or prior to the Closing, Sellers shall deliver, or cause to be delivered, to Buyer:
(i)  a copy of the operating agreement of the Company certified by the President of the Company;
(ii)  certificates dated as of a date not more than fifteen (15) Business Days prior to the Closing Date as to the Company's good standing or subsistence, issued by the Secretary of State of New Jersey;
(iii)  the employment agreement in the form of Exhibit 2.4(a)(iii) (the "Gelernt Employment Agreement") executed by Gelernt;
(iv)  the employment agreement in the form of Exhibit 2.4(a)(iv) (the "Brown Employment Agreement") executed by Eugene Brown;
(v)  the incentive compensation agreement in the form of Exhibit 2.4(a)(v) (the "Angradi Compensation Agreement") executed by Robert Angradi;
(vi)  the Escrow Agreement executed by each of the Sellers;

(vii)  an assignment and assumption agreement in the form of Exhibit 2.4(a)(viii) transferring the LLC Interests to the Buyer executed by each of the Sellers and the Company;
(viii)  evidence reasonably satisfactory to Buyer that (a) the Company has repaid or satisfied in full all Indebtedness other than Indebtedness under Warehouse Loans and Indebtedness listed on Schedule 2.4(a)(x), and (b) all Encumbrances on the Company other than Permitted Encumbrances and all Encumbrances on the LLC Interests (other than those encumbrances set forth in the operating agreement), have been fully released and discharged to the satisfaction of Buyer;
(ix)  the certificate referred to in Section 7.1;
(x)  the resignation of William H. Gelernt as the Member‑Manager of the Company; and
(xi)  a certificate of non‑foreign status from each Seller in the form and satisfying the requirements of Treasury Regulations Section 1.1445‑2(b)(2).
(b)  At or prior to the Closing, Buyer shall deliver, or cause to be delivered, to Sellers:
(i)  an amount equal to the Purchase Price less the Escrow Payment (which Buyer shall pay to Escrow Agent at Closing);
(ii)  an assignment and assumption agreement in the form of Exhibit 2.4(a)(viii) transferring the LLC Interests to the Buyer, executed by the Buyer and the Company;
(iii)  the Gelernt Employment Agreement executed by the Company and the Buyer;
(iv)  the Brown Employment Agreement executed by the Company and the Buyer;
(v)  the Angradi Compensation Agreement executed by the Company and the Buyer;
(vi)  the certificate referred to in Section 8.1;
(vii)  the Escrow Agreement executed by the Company and the Buyer; and
(viii)  the fully executed Gelernt Releases signed by First Tennessee Bank, Arc Light Financial Warehouse, LLC, and others set forth on Schedule 8.5, as applicable.

Section 2.5.  Purchase of Mortgage Loans.
(a)  At the Closing, Buyer will purchase from the Company, and the Company will sell and transfer to Buyer, the mortgage loans identified on Schedule 2.5 (the "Owned Mortgage Loans"), free and clear of all Encumbrances.  The purchase price for such mortgage loans (the "Owned Mortgage Purchase Price") shall be equal to the sum of (i) the outstanding principal balance of such mortgage loans as of the close of business on the day immediately preceding the Closing Date, and (ii) all accrued, unpaid interest on such mortgage loans as of the close of business on the day immediately preceding the Closing Date.  At the Closing, Buyer shall pay the Owned Mortgage Purchase Price by wire transfer of immediately available funds payable to the Sellers in accordance with the written directions to be delivered by the Company to Buyer no later than two (2) Business Days prior to Closing.
(b)  At the Closing, the Company shall deliver to Buyer the documents in the Company's possession with respect to each of the Owned Mortgage Loans.
Section 2.6.  Purchase of Mortgage Servicing Rights.  At the Closing, the Buyer will purchase from the Company, and the Company will sell and transfer to Buyer, all of the Servicing Rights identified on Schedule 2.6 (the "Purchased Mortgage Servicing Rights"), free and clear of any Encumbrances other than as may be set forth in the Subservicing Agreement.  The purchase price for the Purchased Mortgage Servicing Rights (the "Servicing Rights Purchase Price") shall be equal to the Buyer's MSR Purchase Price and shall be paid to the Sellers by wire transfer of immediately available funds payable to the Sellers in accordance with the written directions to be delivered by the Company to Buyer no later than two (2) Business Days prior to Closing.
Section 2.7.  Settlement on Vested Loans.
(a)  At the Closing, the Sellers will provide the Buyer with a list of all mortgage loans closed by the Company on or prior to the Closing Date for which the fees payable to the Company are not received prior to the Closing Date (the "Vested Loans"), and the Buyer and the Seller will assign the respective portion (160 basis points) of the Vested Loan Purchase Price to each of the Vested Loans.  Within fifteen (15) days after receipt of payment of the fees payable to the Company with respect to a Vested Loan, the Company shall deliver to the Seller Representative a statement setting forth (i) all fees and income payable to the Company with respect to such Vested Loan, (ii) any unpaid appraisal fees payable by the Company and all commission (not salary) compensation payable by the Company to loan officers with respect to such Vested Loans, and (iii) the interest cost incurred by the Company for the financing of such Vested Loan until it was sold (the "Vested Loan Payment Calculation").  In this regard, the Buyer shall charge interest on its warehouse lending on the Vested Loans after Closing at a rate not to exceed 2.75% per annum.  If the portion of the Vested Loan Purchase Price assigned to such Vested Loan is less than (x) all fees and income paid to the Company with respect to such Vested Loan, including also any principal and interest due to the Company between the date the Vested Loan closed and the date the Investor pays the Company, minus (y) the sum of (A) any unpaid appraisal fees payable by the Company and all commission (not salary) compensation payable by the Company to loan officers with respect to such Vested Loans, plus (B) the interest cost incurred by the Company for the financing of such Vested Loan from the date it was funded until the date it was sold, then the Buyer shall pay to each of the Sellers such Seller's Pro Rata Percentage of the difference.   If the portion of the Vested Loan Purchase Price assigned to such Vested Loan is greater than (x) all fees and income paid to the Company with respect to such Vested Loan, including also any principal and interest due to the Company between the date the Vested Loan closed and the date the Investor pays the Company, minus (y) the sum of (A) any unpaid appraisal fees payable by the Company and all commission (not salary) compensation payable by the Company to loan officers with respect to such Vested Loans, plus (B) the interest cost incurred by the Company for the financing of such Vested Loan from the date it was funded until the date it was sold, then each of the Sellers shall pay to the Buyer such Seller's Pro Rata Percentage of the difference (such amount may be paid from the Escrow Payment if mutually agreed to by the Buyer and the Seller Representative).  The amount payable by the Buyer to the Sellers or the Sellers to the Buyer under this Section 2.7(a) will be referred to herein as the ("Vested Loan Payments") and will be treated as part of the Purchase Price.  If Sellers have any objections to the amount of the Vested Loan Payments or to Buyer's calculation of the Vested Loan Payments, Sellers shall notify Buyer of such objections within twenty (20) days after receipt of the Vested Loan Payment Calculation.  Buyer and Sellers agree to use commercially reasonable efforts to resolve any such objections.  If Sellers fail to raise any objections to the Vested Loan Payment Calculation within twenty (20) days after receiving the Vested Loan Payment Calculation, the calculation of Vested Loan Payments therein shall be final.

(b)  Sellers and their accountants and attorneys shall, during reasonable business hours, be given reasonable access to (and copies of) all of the Company's books, records, and other documents, including work papers, worksheets, notes, and schedules, used in preparation of the Vested Loan Payment Calculation or otherwise related to the Vested Loans.
(c)  If Sellers timely give Buyer notice of an objection as to any amounts set forth on the Vested Loan Payment Calculation or with respect to the calculation of the Vested Loan Payments (which notice shall state in reasonable detail the basis of Sellers' objections and their proposed adjustments (the "Objection Notice") and if Sellers and Buyer fail to resolve the issues raised in the Objection Notice within thirty (30) days after giving the Objection Notice, Sellers and Buyer shall submit the issues remaining in dispute for resolution to Michael F. Loiben, CPA, MBA, of The Dolins Group, Ltd (or if Michael F. Loiben is unable or unwilling to serve in such capacity or the Seller Representative or the Buyer reasonably believe that an independent party is necessary to resolve the issues raised in the Objection Notice, a regional independent certified public accounting firm designated by Buyer and reasonably acceptable to Seller Representative that is not currently engaged and has not been engaged by Sellers, the Company or the Buyer within the immediately preceding five (5) years) (the "Accounting Firm").  If the Buyer and the Seller Representative cannot agree on the choice of the Accounting Firm, one shall be selected by the American Arbitration Association.  Any items not included in the Objection Notice shall be deemed accepted by Sellers.
(d)  The Accounting Firm shall be directed to resolve only those issues in dispute and render a written report on their resolution of disputed issues with respect to the Vested Loan Payments and Buyer's calculations of the Vested Loan Payments and related adjustment amounts as promptly as practicable, but no later than thirty (30) days after the date on which the Accounting Firm is engaged.  The determination by the Accounting Firm will be based solely on written submissions of Buyer, on the one hand, and Sellers, on the other hand, and will not involve independent review.  Any determination of the Vested Loan Payments by the Accounting Firm will not be outside the range established by the amounts in (i) the Vested Loan Payment Calculation proposed by Buyer, and (ii) Sellers' proposed adjustments thereto.  Such determination will be final, binding, and conclusive on the parties as of the date of the determination notice sent by the Accounting Firm.

(e)  If issues are submitted to the Accounting Firm for resolution:
(i)  in the absence of mutual agreement of Sellers and Buyer, or unless otherwise expressly provided for in this Agreement, the Accounting Firm shall determine the process to be followed in resolving the disputed matters, provided such process is consistent with this Agreement;
(ii)  Sellers and Buyer shall execute any agreement reasonably required by the Accounting Firm to accept their engagement pursuant to this Section 2.7;
(iii)  Sellers and Buyer shall promptly furnish or cause to be furnished to the Accounting Firm such work papers and other documents and information relating to the disputed issues as the Accounting Firm may reasonably request and are available to that party or its accountants, and shall be afforded the opportunity to present to the Accounting Firm, with a copy to the other party, any other written material relating to the disputed issues;
(iv)  the determination by the Accounting Firm, as set forth in a report to be delivered by the Accounting Firm to both Sellers and Buyer, will include the calculation of the Vested Loan Payments reflecting the changes required as a result of the determination made by the Accounting Firm; and
(v)  Sellers (in the aggregate) and Buyer shall each bear one‑half of the fees and costs of the Accounting Firm.
ARTICLE III
 REPRESENTATIONS AND WARRANTIES OF SELLERS
As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Sellers, jointly and severally, represent and warrant to Buyer that, as of the date hereof and as of the Closing Date:
Section 3.1.  Individual Representations and Warranties of Sellers.  Each of the Sellers represents and warrants to Buyer as follows as at the date of this Agreement and as at the Closing Date:
(a)  Seller is an individual, legal resident and citizen of the United States of America and has full legal capacity and the absolute and unrestricted right, power and authority to enter into and perform his obligations under this Agreement and the Ancillary Agreements to which he is a party.  This Agreement has been duly executed and delivered by such Seller and constitutes his legal, valid, and binding obligation, enforceable against him in accordance with its terms.  Upon the execution and delivery of those Ancillary Agreements to which such Seller is a party by Seller and the other parties thereto, such Ancillary Agreements will constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject to Bankruptcy and Equity Exceptions.

(b)  Seller is not nor shall he be required to give notice to, or obtain consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any transactions contemplated under this Agreement.
Section 3.2.  Organization of the Company.  The Company is duly organized, validly existing, and subsisting under the laws of New Jersey, with full limited liability company power and authority to conduct its business as it is being conducted, to own or use its assets, and to perform all its obligations under this Agreement and the Ancillary Agreements to which it is a party.  The Company is duly qualified to do business and is in good standing under the laws of each jurisdiction where the failure to be so qualified (either individually or in the aggregate) could reasonably be expected to have a material adverse effect on the Company's ability to conduct business in such jurisdiction.  Each such jurisdiction is listed on Schedule 3.2.
Section 3.3.  Capital Structure.
(a)  The LLC Interests constitute all of the issued and outstanding limited liability company interests of the Company.  The limited liability company interests of the Company are not evidenced by certificates and no certificates or other document purporting to evidence such interests has been created or issued by the Company.  The LLC Interests have been validly issued and were not issued in violation of any preemptive or other similar right and were offered and sold in compliance with all federal and state securities Requirements of Law.  Except for this Agreement, there are no outstanding options, warrants, contracts, commitments or other rights of any kind to acquire any limited liability company interests in the Company or other securities convertible into or exchangeable for, or that otherwise confer on the holder thereof any right to acquire or receive a benefit or payment measured, in whole or in part, by the value of the LLC Interests or any such other limited liability company interests or other profits or equity interests, nor is the Company committed to issue any such option, warrant, contract, commitment, right or security.
(b)  The Company has no subsidiaries, and the Company does not, directly or indirectly, own or have the right to acquire any outstanding voting securities or other equity interests in any corporation, limited liability company, partnership, joint venture or other entity.
Section 3.4.  Ownership of LLC Interests.  Sellers are the record and beneficial owners of the LLC Interests and own good, valid and marketable title to the LLC Interests, free and clear of all Encumbrances.  Upon the transfer of the LLC Interests by Sellers to Buyer in the manner contemplated under Article II, Buyer will acquire good, valid and marketable beneficial and legal title to the LLC Interests, free and clear of all Encumbrances, other than (y) state and Federal securities laws and (z) the terms and conditions of the Company's operating agreement, a true, complete and correct copy of which is attached hereto as Exhibit 3.4.

Section 3.5.  Authority of Sellers.  Each Seller, as applicable, has the requisite power and authority to execute, deliver and perform this Agreement and each of the Ancillary Agreements to which it is a party.  The execution, delivery and performance of this Agreement and the Ancillary Agreements by each Seller that is a party to any Ancillary Agreement, as applicable, have been duly authorized and approved by such Seller and do not require any further authorization or consent of any Seller.  This Agreement has been duly authorized, executed and delivered by each Seller and (assuming the valid authorization, execution and delivery by Buyer) is the legal, valid and binding obligation of each Seller enforceable against such Seller in accordance with its terms, and each of the Ancillary Agreements has been duly authorized by each Seller that is a party thereto, and upon execution and delivery by such Seller will be (assuming the valid authorization, execution and delivery by each of the other parties thereto) a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exceptions").
Section 3.6.  Agency Qualifications.  The Company is an approved seller/servicer in good standing by Fannie Mae and is a HUD‑approved FHA non‑supervised mortgagee.  The Company is not an approved seller‑servicer of Freddie Mac or Ginnie Mae.  No license, registration or approval of any Agency required for the Company to operate its business as it operates it on the date hereof is held or owned in the name of any Seller or any other Affiliate of the Company.  The Company is not in material default under any applicable Agency Agreement, and no event has occurred which would make the Company unable to comply in all material respects with the Applicable Requirements, including eligibility requirements under the Agency and Investor Guidelines.  No event has occurred, including a change in insurance coverage, which would make the Company unable to comply in all material respects with the Applicable Requirements.
Section 3.7.  Employee Qualifications.  All Employees required to maintain any registrations, certification, licenses or other approvals of any regulatory authorities in connection with the origination or servicing of the Mortgage Loans possess such registrations, certifications and approvals, in each case and to the extent applicable, in good standing.
Section 3.8.  No Conflict.  Neither the execution and delivery by Sellers of this Agreement or by any Seller, as applicable, of any of the Ancillary Agreements or the consummation by any Seller of any of the transactions contemplated hereby or thereby nor compliance by any Seller with or fulfillment by any Seller of the terms, conditions and provisions hereof or thereof will:
(a)  assuming that all necessary consents, approvals, authorizations and other actions described in Schedule 3.8(b) have been obtained, all filings and notifications described in Schedule 3.8(b) have been made and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating to Buyer, result in a violation or breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) upon the Company, the LLC Interests or any of the assets of the Company, under (i) the certificate of formation and operating agreement of the Company, (ii) any Governmental Permit, Material Contract, note, instrument, mortgage, lease, franchise or financial obligation to which the Company is a party or by which any asset of the Company is bound, (iii) any Governmental Order to which the Company is a party or by which any asset of the Company is bound or (iv) any Requirements of Law affecting the Company, other than, in the case of clauses (ii), (iii) and (iv) above, any such violations, breaches, defaults, rights, loss of rights or Encumbrances that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or would not prevent or materially impair or delay the consummation of any of the transactions contemplated hereby; or

(b)  except (i) as set forth on Schedule 3.8(b) or (ii) such filings as may be required in connection with the Taxes described in Section 6.1, require the approval, consent, authorization or act of, or the making by the Company, or any Seller, of any declaration, filing or registration with, any Governmental Authority.
Section 3.9.  Financial Statements; Absence of Undisclosed Liabilities.
(a)  Schedule 3.9(a) contains (i) the audited balance sheet of the Company as of December 31, 2015 and the related statements of operations and cash flows of the Company for the year then ended and (ii) the unaudited balance sheet of the Company as of the Balance Sheet Date and the related statement of operations and cash flows for the period from January 1, 2016 to the Closing Date (collectively, the "Financial Statements").
(b)  The Financial Statements (i) have been prepared based upon the information contained in the books and records of the Company, (ii) except as set forth on Schedule 3.9(b), have been prepared in accordance with GAAP applied on a consistent basis as at the dates and for the periods presented (except, in the case of unaudited Financial Statements, the absence of footnote disclosures and normal year‑end adjustments), and (iii) present fairly, in all material respects, the financial position and results of operations and cash flows of the Company as at the dates and for the periods presented.  Notwithstanding the foregoing, the parties acknowledge that the Closing Date Financial Statements will be subject to post‑closing adjustments given the short time period to prepare these statements.
(c)  Except as set forth on Schedule 3.9(c) attached hereto, the Company did not have at the Balance Sheet Date, nor has the Company incurred since that date, any Liabilities or obligations (whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, or otherwise due or to become due) of any nature, other than Liabilities, obligations or contingencies (i) which were accrued or reserved against and were adequately reflected in the Financial Statements, (ii) which were incurred after the Balance Sheet Date in the ordinary course of business consistent with past practices, (iii) that have been discharged or paid in full prior to the date hereof or (iv) which are Legacy Liabilities.
Section 3.10.  Operations Since the Balance Sheet Date.  Except as otherwise contemplated in this Agreement (including Section 5.4), since the Balance Sheet Date, the Company has conducted its business in the ordinary course consistent with past practice and, since the Balance Sheet Date, to the Knowledge of Sellers, there has not been any event, nor has any circumstance arisen, that has, individually or aggregated with other events or circumstances, had a Material Adverse Effect or could reasonably be expected to result in a Material Adverse Effect, or that would materially impair or delay the ability of Sellers or the Company to consummate the transactions contemplated by, or to perform their respective obligations under, this Agreement or the Ancillary Agreements.

Section 3.11.  Taxes.
(a)  The Company has filed all Tax Returns required to have been filed by or for the Company, and all information set forth in such Tax Returns and, to the Knowledge of Sellers, is correct and complete in all material respects.
(b)  All Taxes due and payable by or for the Company have been paid whether or not shown on any Tax Return.
(c)  There are no liens for Taxes on any asset of the Company, other than for Taxes that are not yet due and payable.
(d)  The Company has not granted (nor is it subject to) any waiver currently in effect of the period of limitations for the assessment or collection of Tax, no unpaid Tax deficiency has been asserted in writing against the Company, and there is no pending examination, administrative or judicial proceeding, or deficiency or refund litigation, with respect to any Taxes of the Company.
(e)  At no time during its existence has the Company filed a consolidated, unitary or combined federal or state Income Tax Return or been included in any such Tax Return filed by another entity.
(f)  The Company is in material compliance with all applicable Tax information reporting and Tax withholding requirements.
(g)  At all times during its existence, the Company has been classified as a partnership for federal and state Income Tax purposes, and at no time has it been a publicly traded partnership within the meaning of Section 7704(b) of the Code.  No election has been made with respect to the Company under Treasury Regulations Section 301.7701‑3(c)(1)(i) or any comparable state law to have the Company treated other than as a partnership for federal or state Income Tax purposes.  The Company does not own any interest in any "business entity" as defined in Treasury Regulations Section 301.7701‑2(a).
(h)  The Company has not succeeded to any Tax Liability of any other Person.
(i)  The Company has not received any notice or communication from any Governmental Authority in any jurisdiction in which the Company does not file a Tax Return that the Company is or may be required to file a Tax Return in such jurisdiction.
(j)  The representations and warranties set forth in this Section 3.11 are Sellers' sole and exclusive representations and warranties regarding Tax matters.
Section 3.12.  Governmental Permits.  Schedule 3.12 contains a list of all of the material licenses, franchises, permits, approvals, and other authorizations from a Governmental Authority that are necessary for the Company to own, lease, and operate its assets and to lawfully conduct its business as conducted immediately prior to the date of this Agreement (herein collectively called "Governmental Permits").  The Company is, and has at all times since January 1, 2010 been, in compliance in all material respects with the terms and conditions of the Governmental Permits.  Sellers have provided Buyer with true and complete copies of each Governmental Permit.

Section 3.13.  Real Property.
(a)  The Company does not own or have any interest in any property or any option to acquire any real property, except as set forth in Schedule 3.13(b).
(b)  Schedule 3.13(b) contains a list of each Lease.  To the Knowledge of Sellers, each parcel of Leased Real Property is, in all material respects, fit for its intended use in the business of the Company.  Other than the Leased Real Property and the Leases, the Company does not have any other direct or indirect interest in real property, whether owned, leased or otherwise, and the Leased Real Property comprises all real property necessary for the Company to operate its business in accordance with past practice.
(c)  The Company has valid leasehold interests in all of the Leased Real Property and in each case, to the Knowledge of Sellers, the Company's interest therein is free and clear of all Encumbrances other than Permitted Encumbrances.  The Company has not leased, subleased or granted any third party the right to use or occupy the Leased Real Property and there are no parties in possession of the Leased Real Property that are not entitled to such possession.
(d)  Each Lease is legal, valid, binding and enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.
(e)  (i) The Company's possession and quiet enjoyment of each Leased Real Property has not been disturbed and there are no material disputes with respect to any such Leased Real Property or Lease; (ii) no security deposit or portion thereof has been applied in respect of a breach or default under any Lease that has not been redeposited in full; and (iii) the Company has not collaterally assigned or granted any security interest in any of the Leases or any interest therein.
(f)  Sellers have provided to Buyer prior to the execution of this Agreement true and complete copies of the Leases.
(g)  Sellers further represent and warrant that:
(i)  no Encumbrances materially and adversely affect the current use or occupancy of the Leased Real Property or the current operation of the Company's, business on, in or about the Leased Real Property;
(ii)  to the Knowledge of Sellers, there is no known condemnation, expropriation or eminent domain Action of any kind pending or threatened against any of the Leased Real Property, or any portion thereof, or other matters adversely affecting any of the Company's occupancy and use thereof;

(iii)  the Leased Real Property has, and will have as of the Closing Date, sufficient, in quality and quantity, required public utilities for the operation of the Company's, business as currently conducted, including water supply, storm and sanitary sewage facilities, telephone, gas and electricity;
(iv)  all Facilities on the Leased Real Property are in operating condition and repair, reasonable wear and tear excepted, and are fit for occupancy and use in accordance with the Company's past practice;
(v)  to the Knowledge of Sellers, there is no condition that would result in the termination or impairment of access to the Leased Real Property, and such access is sufficient for the operation of the Company's business; and
(vi)  the Company does not owe, nor will it owe in the future, any brokerage commissions or finders' fees with respect to the Leased Real Property for and with respect to any actions taken, or agreements entered into, by the Company prior to the Closing.
(h)  Except as set forth in Schedule 7.2, there are no other consents or approvals required under the Leases for the consummation of the transactions contemplated by this Agreement.
Section 3.14.  Personal Property Leases.  Schedule 3.14 contains a list of each lease or other agreement or right under which the Company is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by any third party.  The Company has valid leasehold interests in all such personal property and in each case the Company's interest therein is free and clear of all Encumbrances other than Permitted Encumbrances.  Each such Lease is legal, valid, binding and enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exceptions, and neither the Company nor, to the Knowledge of Sellers, any other party to any such Lease is in default in any material respect thereunder.
Section 3.15.  Intellectual Property.  Except as set forth on Schedule 3.15:
(a)  The Company owns or has a license to use all of the Intellectual Property and Software material to its business as currently conducted as of the date of this Agreement and each such license is valid.  Each item of Owned Intellectual Property is owned free and clear of any and all Encumbrances, other than Permitted Encumbrances.
(b)  To the Knowledge of Sellers, the operation of the business of the Company as currently conducted does not infringe upon or misappropriate the Intellectual Property of any third party.
(c)  To the Knowledge of Sellers, no Person is engaging in any activity that infringes in any respect the Owned Intellectual Property.
(d)  The Company has not received any claim or notice from any Person alleging that the Company infringes any Intellectual Property of any third party.  There are no infringement Actions pending or, to the Knowledge of Sellers, threatened against the Company with respect to the operation of its business or with respect to the validity, enforceability or any other aspect of Owned Intellectual Property or other Intellectual Property used by the Company.

(e)  Schedule 3.15(e) sets forth a true and complete list of all Registered IP and material Software owned by or licensed to the Company, including the name of the owner thereof, registration numbers or such other unique identifiers assigned to the Intellectual Property by the appropriate governing body, and identification of any ownership interest therein held by any third party.  Sellers have made available to Buyer accurate and complete copies of all registrations and applications and all licenses, sublicenses and agreements relating to the Intellectual Property owned or used by the Company.
(f)  The Company has taken commercially reasonable measures to protect the confidentiality of all Trade Secrets included in the Owned Intellectual Property and to maintain the enforceability of all Registered IP included in the Owned Intellectual Property.
Section 3.16.  Title to and Sufficiency of Assets.  The Company owns, and will own immediately following the Closing, good and valid title to the material assets used in, or arising out of the operation of, the business as reflected in the Financial Statements, including all Owned Mortgage Loans and all Servicing Rights (except for assets disposed of since the date of the Financial Statements in the ordinary course of business and in compliance with Section 5.4, to the extent applicable, leased or licensed assets, each of which Sellers represent are the subject of a valid and enforceable contract), free and clear of any and all Encumbrances, except for Permitted Encumbrances.  The assets owned, leased or licensed by the Company constitute all tangible and intangible properties and assets, contracts and rights reasonably necessary for the conduct of the Company's business as presently conducted.
Section 3.17.  Compliance with Law, Governmental Orders and Applicable Requirements; No Violation, Litigation or Regulatory Action.
(a)  To the Knowledge of Sellers, the Company has complied, and currently is in compliance, in all material respects, and the Company's assets, including the Leased Real Property, are in material compliance with, all applicable Requirements of Law, Governmental Orders and Applicable Requirements, including specifically its operations as originator and servicer of Mortgage Loans, (including all required federal, state and local licenses and approvals as necessary to originate and service Mortgage Loans).  The Company has not received any written notice, or, to the Knowledge of Sellers, any oral notice, from any Governmental Authority asserting that it is not in compliance in any material respect with any applicable Requirements of Law, Governmental Orders or Applicable Requirements.
(b)  There is no Action of any kind pending or, to the Knowledge of Sellers, threatened against the Company, other than routine regulatory audits of the Company by Governmental Authorities.  There are no outstanding orders, writs, judgments, decrees, injunctions or settlements with or of any Governmental Authority to which the Company is subject or to which any of the Company's assets is bound.

(c)  The Company is in good standing with each of the Agencies and Investors and has received no information suggesting that such standing is under review or subject to reconsideration.  To the Knowledge of Sellers, the Company is in material compliance with all reporting requirements of each of the Agencies and Investors.  Sellers have provided Buyer with the most recent performance reports or ratings that the Company has received from each of the Agencies and Investors.
(d)  No current or former director, officer, manager, or, to the Knowledge of Sellers, any agent or employee of the Company, or any other Person acting on its behalf, has:  (i) used Company funds for unlawful contributions, gifts or entertainment or other unlawful payments relating to political activity; (ii) made a payment to a foreign or domestic government official or employee, or to a foreign or domestic political party or campaign in violation of any Requirements of Law; (iii) violated the Foreign Corrupt Practices Act; (iv) made to or received from any Person, private or public, regardless of form, whether in money, property or services, a contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, (C) to obtain or provide special concessions or for special concessions already obtained or provided, for or concerning the Company or any Affiliate of the Company or (D) that otherwise was in violation of the Requirements of Law; or (v) established or maintained a fund or asset that has not been recorded in the books and records of the Company.  To the Knowledge of Sellers, none of the predecessors of the Company made any of the payments or took any of the actions specified in this Section 3.17(d).
None of the representations and warranties contained in Sections 3.17(a) or (b) shall be deemed to relate to Tax matters (which are governed by Section 3.11), Intellectual Property matters (which are governed by Section 3.15), ERISA and employee benefits matters (which are governed by Section 3.19) or Environmental Matters (which are governed by Section 3.20).
Section 3.18.  Material Contracts and Other Agreements.
(a)  Schedule 3.18(a) contains a true and complete list of all of the following documents and/or contracts to which the Company is a party or by which any of the Company's assets is bound (each such contract, together with each of the agreements listed in Schedules 3.21(h), 3.21(1) and 3.21(m), a "Material Contract"):
(i)  the Leases;
(ii)  any partnership, joint venture, shareholders', strategic alliance, limited liability company, teaming, cooperation and any other similar contracts, in each case involving a sharing of profits or Losses, costs or Liabilities or any other contract that relates to the formation, creation, operation, management or control of any Person that is a legal entity with any Person;
(iii)  any contract containing any executory indemnification obligations on the part of the Company relating to the acquisition, lease or disposition, directly or indirectly by merger or otherwise, of assets or capital stock or other equity interests of another Person;
(iv)  any contract relating to a transaction with an Affiliate of the Company;

(v)  any contract providing for "earn‑out" or other similar contingent payment obligations that have not been fully performed as of the date of this Agreement;
(vi)  the Subservicing Agreement and any other servicing or subservicing agreements relating to Mortgage Loans;
(vii)  any contracts providing for securitization or other structured financing facilities;
(viii)  any powers of attorney;
(ix)  any broker or referral agreements; and
(x)  any other contract (other than as set forth on Schedules 3.21(h), 3.21(1) and 3.21(m)) that (1) involves the payment in any calendar year by or to the Company of more than $25,000 in the aggregate, (2) is otherwise material to the business of the Company as currently conducted or (3) was entered into outside of the ordinary course of business.
(b)  Each Material Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable against the Company and, to the Knowledge of Sellers, each other party thereto, in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.  None of the Company, nor, to the Knowledge of Sellers, any other party to each such Material Contract is in violation or breach of, or, except as identified on Schedule 3.18(b), in default under, nor has there occurred any event or condition that, with or without the passage of time or giving of notice (or both), would constitute a breach, violation or default under, or permit the termination, cancellation, modification or acceleration of, any such Material Contract.  Sellers have provided Buyer with true and complete copies of each Material Contract.
Section 3.19.  ERISA.
(a)  Schedule 3.19(a) identifies each "employee benefit plan" (as defined in Section 3(3) of ERISA); each incentive, profit‑sharing, bonus, commission, stock option, stock purchase or other equity‑based plan, policy or agreement; each employment, disability, vacation or other leave plan, policy or agreement; each change in control, retention, severance or deferred compensation plan, policy or agreement and any other benefit plans, programs and agreements, in each case established or maintained by the Company, Sellers or any of their Affiliates for the benefit of any Employees, managers, former employees, former managers or contractors of the Company (or the beneficiaries or dependents of such individuals) or to which the Company, Sellers or any of their Affiliates contributes or is obligated to contribute for the benefit of such individuals (collectively, the "Company Benefit Plans").  Sellers have provided to Buyer copies of all Company Benefit Plans (or a written summary of any Company Benefit Plan that does not have a written plan document) and copies of all trust agreements, insurance policies or other funding arrangements, summary plan descriptions, any related summaries of material modification (to the extent such summary plan description and/or summary of material modification is legally required for the applicable Company Benefit Plan), and the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and Tax Return (Form 990) relating to each Company Benefit Plan.

(b)  Each Company Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Requirements of Law, including ERISA and the Code.  All contributions and premiums that are due with respect to each Company Benefit Plan for periods prior to the Closing Date have been paid and have been paid in accordance with applicable Requirements of Law.
(c)  To the Knowledge of Sellers, no events have occurred with respect to any Company Benefit Plan that would reasonably be expected to result in the payment or assessment by or against the Company of any excise tax or penalty under any applicable provision of the Code or ERISA.  Neither the Company nor any of its ERISA Affiliates, nor any director, officer or employee thereof has engaged in any transaction with respect to any Company Benefit Plan that was a non‑exempt "prohibited transaction" as defined under ERISA Section 406 or Section 4975 of the Code, or breached any applicable fiduciary responsibility or obligation to any Company Benefit Plan under Title I of ERISA.  To the Knowledge of Sellers, no Company Benefit Plan is under audit or investigation by the IRS, the U.S. Department of Labor or any other Governmental Authority.
(d)  Neither the Company, nor any of its ERISA Affiliates, has ever (i) had any obligation to contribute to any Multiemployer Plan, (ii) sponsored, maintained or contributed to any plan within the preceding six (6) years which is, or was, subject to Title IV of ERISA or Sections 412 or 430 of the Code or (iii) engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.
(e)  Except as disclosed on Schedule 3.19(e) and except as set forth in the Angradi Compensation Agreement, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any Employee to severance, change in control, bonus, or other similar pay or benefits under, or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan.
(f)  The Company does not have any obligation to provide any post‑employment welfare benefits to any former employee (or a dependent or beneficiary) other than coverage mandated by COBRA.
(g)  Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received an IRS favorable determination letter or an advisory letter for an approved prototype plan that it is so qualified, or is part of an approved volume‑submitter plan, or the remedial amendment period for submission of a request for determination on a plan's initial qualification has not yet expired, and each trust established in connection with any Company Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt.  To the Knowledge of Sellers, as of the date of this Agreement no fact or event has occurred, and no condition exists, which would be reasonably likely to adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust.  Sellers have provided to Buyer copies of the most recent Internal Revenue Service determination letters with respect to each such Company Benefit Plan.

(h)  There is no Company Benefit Plan that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.  Schedule 3.19(h) lists (i) all agreements and arrangements which give rise to an obligation to pay or set aside amounts payable to or on behalf of Employees as a result of any subsequent employment termination (whether by the Company or the individual), true and complete copies of which have been provided to Buyer and (ii) a reasonable good faith estimate of the maximum aggregate amounts so payable to all eligible employees in the event of a reduction‑in‑force or other event that triggers a severance obligation.
(i)  Except as may be required by applicable Requirements of Law, there has been no amendment to, written interpretation of or announcement (whether or not written) by the Company relating to, or change in employee participation or coverage under, any Company Benefit Plan which would increase materially the expense of maintaining such Company Benefit Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2015.  No condition exists that would prevent Buyer from amending or terminating any Company Benefit Plan without liability, other than the obligation for ordinary benefits accrued prior to the termination of such plan.
(j)  To the extent that any Company Benefit Plan has resulted in taxable income to any individual, whether through actual or constructive receipt, imputed income, or otherwise, the Company has properly reported such income and has made all required withholding with respect thereto.
(k)  There are no Actions pending or, to the Knowledge of Sellers, threatened against or with respect to any Company Benefit Plan (other than routine claims for benefits and appeals of denied claims) that would reasonably be expected to result in a material liability to the Company.
(l)  Schedule 3.19(1) lists each agreement, contract, plan or other arrangement that is a Deferred Compensation Plan sponsored or maintained by the Company or to which the Company contributes.  Each such Deferred Compensation Plan (i) complies, and is operated and administered in accordance, with the requirements of Section 409A of the Code, the Treasury Regulations promulgated thereunder and any other official IRS guidance issued thereunder and (ii) has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning on January 1, 2005.  Neither the Company nor any of its Affiliates are obligated to indemnify or hold harmless any Person with respect to adverse Tax consequences imposed under Section 409A of the Code.
Section 3.20.  Environmental Matters.
(a)  To the Knowledge of Sellers, the Company has at all times been in compliance, in all materials respects, with all Environmental Laws, including any material permits, plans or authorizations required thereunder.
(b)  Neither the Company nor any other Person acting on behalf of the Company has Released any Hazardous Materials at, on or under any Leased Real Property during the time that it has been leased by the Company.

(c)  Neither the Company nor, to the Knowledge of Sellers, any predecessor thereto, is subject to or has received any Governmental Order, notice, or other communication (written or oral) relating to any Liabilities arising or alleged to arise under, or to any actual, alleged, or potential violation of or failure to comply with, any Environmental Law that remains unresolved.
(d)  There are no material Liabilities (including encumbrances or restrictions on occupancy, use, operation, or transferability), obligations, or direct or indirect debts of any nature, whether absolute, accrued, contingent, liquidated or otherwise, and whether due or to become due, of the Company or any of its assets arising under or relating to any violation of any Environmental Law or to any Hazardous Materials.
Section 3.21.  Mortgage Loans and Servicing Rights.
(a)  Except for one mortgage loan (that was not originated by the Company) made personally by Gelernt that is owned by Gelernt and is not an asset of the Company, Sellers do not (other than through the Company) originate or own any Mortgage Loans that are the property of the Company.  Except for the Mortgage Loans identified on Schedule 2.5 and the Servicing Rights listed on Schedule 2.6, the Company does not own any Mortgage Loans or any Servicing Rights.
(b)  Except as set forth on Schedule 3.21(b), since January 1, 2010, there have been no audits, material inquiries, or material investigations of the Company or, with respect to the Mortgage Loans and, to the Knowledge of Sellers, the Subservicer, by any Investor, Insurer or Governmental Authority, the conclusion of which was a failure to comply in all material respects with Applicable Requirements or Requirements of Law, or the result of which was (i) the Company's repurchase of any loan, (ii) the Company's payment of indemnification in any amount or (iii) the imposition of any material penalty or other sanction in connection therewith.
(c)  The Company has timely filed, and will have timely filed by the Closing Date, all material reports that any Agency, Government Authority or Insurer requires that it file with respect to its mortgage origination business and ownership of Servicing Rights.
(d)  Neither the Company nor, to the Knowledge of Sellers, the Subservicer has done or caused to be done, or failed to do or omitted to be done, any act, the effect of which would operate to invalidate or materially impair (i) any private mortgage insurance or commitment of any private mortgage insurer to insure, (ii) any title insurance policy, (iii) any hazard insurance policy, (iv) any flood insurance policy, (v) any fidelity bond, direct surety bond, or errors and omissions insurance policy required by private mortgage insurers, (vi) any surety or guaranty agreement or (vii) any licenses or approvals to originate and service Mortgage Loans, sell Mortgage Loans to any Agency or to service Mortgage Loans on behalf of any Agency, in each case applicable to the Mortgage Loans, unless such failure would not reasonably be expected to have a Material Adverse Effect.

(e)  No Agency, Investor or Insurer has (i) claimed or, to the Knowledge of Sellers, threatened to claim, that any Mortgage Loans of the Company have materially violated or have not complied in all material respects with the representations and warranties applicable with respect to any Mortgage Loan, where such violation or non‑compliance would not reasonably be expected to be cured after a suspension period or otherwise in the ordinary course of business, (ii) asserted any obligation of the Company to repurchase any Mortgage Loan as a result of an alleged breach of representation or warranty or otherwise or (iii) except as set forth on Schedule 3.21(e), suspended or otherwise imposed material restrictions on the activities (including commitment authority) of the Company.  No Governmental Authority, Agency or Investor has given written notice to the Company or, to the Knowledge of Sellers, communicated in any other manner, that it has terminated or intends to terminate its relationship with the Company or has determined to cease purchases of Mortgage Loans from the Company for any reason, including for poor performance, poor loan quality or concern with respect to the Company's material compliance with any Requirements of Law or any Applicable Requirements.
(f)  To the Knowledge of Sellers, the Advances made by or on behalf of the Company with respect to the Mortgage Loans and not reimbursed or paid to the Company or the Subservicer prior to Closing were made in compliance in all material respects with Applicable Requirements and are fully reimbursable to, and recoverable by, the Company under the terms of the related servicing agreement or guide.
(g)  The Company and, to the Knowledge of Sellers, the Subservicer have complied in all material respects with the Applicable Requirements pertaining generally to the origination and servicing of their respective portfolios of Mortgage Loans and Pipeline Loans, including usury, truth‑in‑lending, real estate settlement procedures, consumer credit protection, anti‑predatory and abusive lending, equal credit opportunity or disclosure laws applicable to the origination or servicing of the Mortgage Loans and Pipeline Loans, and, the Company has, and to the Knowledge of Sellers, the Subservicer has, provided the Mortgagors with all disclosure materials required by applicable Requirements of Law and required credit counseling with respect to the making of their Mortgage Loans, except to the extent that, in the aggregate, the failure to provide any such disclosure materials would not reasonably be expected to have a Material Adverse Effect.
(h)  The information set forth on Schedule 3.21(h), which identifies all Agency and Investor Agreements to which the Company is a party, is true, complete and correct in all material respects as of the date of this Agreement.
(i)  To the Knowledge of Sellers, no fraud occurred on the part of any Person acting for and/or on behalf of the Company or Sellers in connection with any Mortgage Loan.
(j)  Except as set forth on Schedule 3.21(k), the Company is not a party to any written agreement, arrangement or understanding to reimburse, indemnify or hold any such Person harmless or otherwise assume liability with respect to any Losses suffered or incurred as a result of the foreclosure or sale of any Mortgage Loan previously sold by the Company, or any such property or other collateral.
(k)  Except as set forth on Schedule 3.21(k), as of the date of this Agreement, there have been no written requests or demands (or, to the Knowledge of Sellers, any threats thereof) that have been made to the Company to repurchase, or provide indemnification regarding, any Mortgage Loan previously sold or warehoused by the Company, which demand remains outstanding.

(l)  Schedule 3.21(1) lists a description of all written arrangements between the Company and real estate brokers and agents, homebuilders, accountants, financial planners, including all affiliated business arrangements, marketing or promotional services agreements or lead arrangements.  To the Knowledge of Sellers, any such arrangements have been conducted in accordance in all material respects with applicable Requirements of Law.
(m)  Schedule 3.21(m) sets forth a schedule of all written agreements under which the Company has a warehouse credit line (including repurchase agreements) for a Mortgage Loan.  The Company has not received any notice of a pending default with respect to any warehouse credit line (including repurchase agreements).
(n)  To the Knowledge of Sellers, to the extent required by Requirements of Law, each of the Mortgage Loans was originated in compliance with and the Company has complied with all applicable anti‑money laundering laws and regulations, including the Bank Secrecy Act, the USA PATRIOT Act, and the regulations of the Office of Foreign Asset Control (collectively, the "Anti‑Money Laundering Laws").  No Mortgage Loan is subject to nullification pursuant to Executive Order 13224 (the "Executive Order") or the regulations promulgated by the Office of Foreign Assets Control of the United States Department of Treasury (the "OFAC Regulations") or in violation of the Executive Order or the OFAC Regulations, and no Mortgagor is subject to the provisions of such Executive Order or the OFAC Regulations nor listed as a "blocked person" for purposes of the OFAC Regulations.  The Company has established an anti‑money laundering compliance program as required by the Anti‑Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan and Pipeline Loan for purposes of complying with the Anti‑Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains sufficient information to identify the applicable Mortgagor, for purposes of complying with the Anti‑Money Laundering Laws.
(o)  Schedule 3.21(o) contains a list of all Mortgage Loans that constitute Defective Mortgages.  The Defective Mortgages would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
(p)  Schedule 3.21(p) contains a true and complete list of the Pipeline Loans of the Company as of the Signing Date.  No Pipeline Loan will be, or could reasonably be expected to be, a Defective Mortgage.
Section 3.22.  Employee Relations and Agreements.
(a)  The Company is not a party to any collective bargaining agreement or other labor union contract applicable to any Employee.  For the period from January 1, 2010, through the date of this Agreement, there has been no unfair labor practice charge, complaint, or other proceeding pending or, to the Knowledge of Sellers, threatened against the Company, and the Company has not engaged in any unfair labor practices; there has been no labor strike, slowdown, work stoppage or lockout pending or, to the Knowledge of Sellers, threatened against or affecting the Company; no demand for recognition has been made by a labor union with respect to any Employee and no union elections have been held involving any Employee; to the Knowledge of Sellers, there have been no union organizing campaigns with respect to any Employee; and there have been no employment‑related Actions pending, or to the Knowledge of Sellers, threatened, against the Company before any Governmental Authority.  The classification of Employees and other service providers as employees or non‑employee service providers complies, and has at all times complied, with any Requirements of Law.  Payment in full to all Employees of all wages, salaries, commissions, bonuses, benefits and other compensation currently due to such employees has been made.  The Company is currently in compliance with its obligations with respect to the WARN Act, and all other notification obligations under federal, state and local statute, law or ordinance.

(b)  Schedule 3.22(b) sets forth all contracts between the Company and any Employee and between the Company and any individual formerly employed by the Company under which the Company has ongoing obligations.  The Company is in compliance in all material respects with all such contracts.  As of the date hereof, there are no existing Actions pending, or to the Knowledge of Sellers, threatened, against the Company by any current or former employee that is party to an employment contract with the Company arising out of such employment contract.
Section 3.23.  Insurance.
(a)  Schedule 3.23(a) sets forth a true and complete list of all current insurance programs covering the Company and/or its assets, properties, employees and business, other than title or private mortgage insurance programs relating to the Company.
(b)  With respect to each insurance policy identified in Schedule 3.23(a), (i) such policy is legal, valid, binding, enforceable and in full force and effect, (ii) subject to receipt of the consent of the other parties thereto, the policy will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby and (iii) neither the Company, nor, to the Knowledge of Sellers, any other party to the policy is in material breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and, to the Knowledge of Sellers, no event has occurred that, with notice or the lapse of time, would constitute such a material breach or default, or permit any termination, modification or acceleration under such policy.  The Company has been covered during the past three (3) years by insurance substantially similar in scope to that listed in Schedule 3.23(a).  The Company has no self‑insurance or co‑insurance programs, except that the Company does fund a part of each Employee's out‑of‑pocket medical costs as part of its high‑deductible health insurance plan set forth on Schedule 3.23(b).
(c)  There are no pending claims under any insurance policy of the Company, relating to workers compensation or other covered employment‑related claims, general liability, mortgage impairment, bond, D&O or E&O for which the maximum outstanding liability (including expenses), individually or in the aggregate, would reasonably be expected to be greater than $25,000.

Section 3.24.  No Brokers.  None of Sellers or the Company, nor any Person acting on its or their behalf, has paid or become obligated to pay any fee or commission to any broker, finder or intermediary, and no Person is or shall become entitled to any such fee or commission, for or on account of the transactions contemplated by this Agreement.
Section 3.25.  Transactions with Affiliates.  Except as set forth on Schedule 3.25, the Company has not, in the ordinary course of business or otherwise, purchased, leased or otherwise acquired any material property or assets or obtained any material services from, or sold, leased or otherwise disposed of any material property or assets or provided any material services to (except with respect to remuneration for services rendered as a director, officer or employee of the Company) Sellers, any employee, officer or director of Sellers, or any of their Affiliates.  The Material Contracts do not include any obligation or commitment between the Company, on the one hand, and any employee, officer or director of Sellers, or any of their Affiliates, on the other hand.  The Material Contracts do not include any receivable or other obligation or commitment from any employee, officer or director of Sellers, or any of their Affiliates.  The Liabilities reflected on the Financial Statements do not include any obligation or commitment to Sellers, any employee, officer or director of Sellers, or any of their Affiliates (other than accrued compensation and benefits to employees in the ordinary course of business).
Section 3.26.  Bank and Brokerage Accounts.  Schedule 3.26 sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship and (b) a true and complete list and description of each such account, safe deposit box and relationship, indicating in each case the account number, the names of the respective officers, employees, agents or other similar representatives of the Company having signatory power with respect thereto and the balances in each account as of 9:00 a.m. New York time on the day before the Signing Date.
Section 3.27.  Books and Records; Controls and Procedures.
(a)  The books and records of the Company are complete and correct in all material respects, and there are no material inaccuracies or discrepancies contained therein.  Materially complete and accurate copies of the books and records of the Company have been made available to Buyer.
(b)  The books and records of the Company have been maintained in accordance with sound business practices, including the maintenance of a system of internal controls that is adequate for the size, operations and business of the Company to ensure that (i) all transactions related to the Company are executed in accordance with management's general or specific authorizations, (ii) except as set forth on Schedule 3.9(b), transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP applied on a consistent basis and to maintain proper accountability for assets, (iii) access to the properties and assets of the Company is permitted only in accordance with management's general or specific authorization and (iv) payments or actions specified in Section 3.17(d) are detected.
(c)  Sellers have provided Buyer with access to the annual reports received from the Company's auditors for each of the past five (5) years in connection with the auditor's review of the Company's adequacy and effectiveness of, and maintenance of, the Company's system of internal controls.

Section 3.28.  Accounts.  The accounts receivable and notes receivable of the Company as reflected on the Balance Sheet have arisen from bona fide transactions in the ordinary course of business.  The accounts payable of the Company as reflected on the Balance Sheet have arisen from bona fide transactions in the ordinary course of business.
Section 3.29.  Computer and Technology Security.  The Company has taken all reasonable steps to safeguard its Systems, including the implementation of procedures to ensure that the Systems are free from any disabling code or instruction, timer, copy protection device, clock, counter or other limiting design or routing and any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routine or hardware component that permits unauthorized access to or disablement of the Systems, or the unauthorized capture or erasure of data.  All suspected unauthorized attempts to gain access to any component of the Systems are described in Schedule 3.29.  To the Knowledge of Sellers, since January 1, 2010 there has been no successful unauthorized intrusion or breach of the security of the Systems.
Section 3.30.  Solvency.  Each Seller is able to pay its respective debts as they become due and owns property which has a fair saleable value greater than the amounts required to pay its respective debts (including a reasonable estimate of the amount of all contingent liabilities).
Section 3.31.  Disclosure.  Neither this Agreement, nor the Ancillary Agreements to which any Seller is a party, nor any of their respective Schedules, attachments, or Exhibits, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.  To the Knowledge of Sellers, there is no fact, event or circumstance which has not been disclosed to Buyer of which Company or any Seller, or any of their respective officers or directors, or any of the partners, officers or directors of the Company is aware and which has had or could reasonably be anticipated to have a Material Adverse Effect.
Section 3.32.  EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.  EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III OR IN ANY ANCILLARY AGREEMENTS, NEITHER SELLERS NOR COMPANY (NOR ANY OF THEIR AGENTS OR REPRESENTATIVES) MAKE OR ARE DEEMED TO MAKE ANY REPRESENTATIONS OR WARRANTIES TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY AND SELLERS AND COMPANY HEREBY EXPRESSLY DISCLAIM ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED.  BUYER ACKNOWLEDGES AND AGREES WITH THIS DISCLAIMER.

ARTICLE IV
 REPRESENTATIONS AND WARRANTIES OF BUYER
As an inducement to Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants Sellers that, as of the date hereof and as of the Closing Date:
Section 4.1.  Organization of Buyer.  Buyer has been duly organized and is validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.  Buyer has the requisite corporate power and authority to own or use its assets and to perform all of its obligations under this Agreement and the Ancillary Agreements to which it is a party.
Section 4.2.  Authority of Buyer.  Buyer has the requisite corporate power and authority to execute, deliver and perform this Agreement and each of the Ancillary Agreements to which it is a party.  The execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyer have been duly authorized and approved by Buyer's board of directors and do not require any further authorization or consent of Buyer or its shareholders.  This Agreement has been duly authorized, executed and delivered by Buyer and (assuming the valid authorization, execution and delivery of this Agreement by Sellers) is the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, and each of the Ancillary Agreements to which Buyer is a party has been duly authorized by Buyer, and upon execution and delivery by Buyer will be (assuming the valid authorization, execution and delivery by each of the other parties thereto) a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, in each case subject to the Bankruptcy and Equity Exceptions.
Section 4.3.  No Conflict.  Neither the execution and delivery of this Agreement or any of the Ancillary Agreements to which Buyer is a party, nor the consummation of the transactions contemplated hereby or thereby, by Buyer will (a) result in a violation or breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) upon any note, instrument, mortgage, license, lease, agreement, contract, franchise or financial obligation to which Buyer is a party or by which Buyer is bound, (b) violate the articles of incorporation or bylaws of Buyer, (c) violate any Requirements of Law or other restriction of any Governmental Authority or Governmental Order to which Buyer is a party or by which Buyer is bound or (d) violate any Requirements of Law affecting Buyer, other than, in the case of clauses (a), (c), and (d) above, any such violations, breaches, defaults, rights, loss of rights or Encumbrances that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or would not prevent or materially impair or delay the consummation of any of the transactions contemplated hereby.
Section 4.4.  Consents and Approvals.  Except as set forth on Schedule 4.4, no filing or registration with, no notice to and no permit, authorization, consent or approval of any third party or any Governmental Authority or other Person is necessary for the consummation by Buyer of the transactions contemplated by this Agreement other than pursuant to the requirements of federal and state securities laws.

Section 4.5.  Litigation.  As of the date of this Agreement, there is no Action pending or, to the knowledge of Buyer, threatened against Buyer, that is reasonably expected to materially impair or delay the ability of Buyer to consummate the transactions contemplated by, or to perform its obligations under, this Agreement or any Ancillary Agreement to which it is a party.
Section 4.6.  No Brokers.  Neither Buyer, nor any Person acting on its behalf, has paid or become obligated to pay any fee or commission to any broker, finder or intermediary, and no Person is or shall become entitled to any such fee or commission, for or on account of the transactions contemplated by this Agreement.
Section 4.7.  Investment Intention.  Buyer is acquiring the LLC Interests for investment purposes only.  Buyer understands that the LLC Interests have not been registered under the Securities Act of 1933.
Section 4.8.  No Reliance.  The Buyer acknowledges that, except for those specific representations and warranties made by Sellers in Article III or in any Ancillary Agreement, Buyer is not relying upon any representation or warranty of Sellers, the Company or any Affiliate or representative thereof, express or implied.
Section 4.9.  Financial Ability.  Buyer will on the Closing Date have available to it sufficient available funds to satisfy, among other things, the obligation to (a) pay the Closing Payment and the balance of the Purchase Price when due, (b) pay all expenses payable by Buyer in connection with the transactions contemplated hereby, (c) fund the reasonably anticipated future working capital needs of the Company after the Closing and to otherwise continue to operate the Company's business after the Closing as contemplated to be conducted by Buyer (and as communicated to Sellers) and (d) satisfy any capitalization requirements imposed by the Agencies as a condition to approving the transactions contemplated hereby.
Section 4.10.  Independent Investigation.  In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, other than reliance on the representations, warranties, covenants and obligations of the Company and the Sellers set forth in this Agreement and the other documents to be delivered at the Closing, Buyer has relied solely on its own independent investigation, analysis and evaluation of the Company (including Buyer's own estimate and appraisal of the value of the Company, financial condition, assets, operations and prospects of the Company) and has not relied upon, nor is relying upon, any other information from Sellers or the Company, or any other representations and warranties.  Buyer confirms to the Sellers that Buyer is sophisticated and knowledgeable in both the industry and the business of the Company and is capable of evaluating the matters set forth above. For the avoidance of doubt, Buyer disclaims any reliance upon any information concerning the Company not expressly represented and warranted to in this Agreement (including the Schedules and Exhibits hereto) or that was obtained by Buyer other than directly from Seller as part of Buyer's due diligence; provided, that the foregoing acknowledgement and agreement shall not limit, in any way, the representations or warranties made by the Company and the Sellers hereunder or the rights of Buyer with respect to breaches thereof or inaccuracies therein.

ARTICLE V
 ACTION PRIOR TO THE CLOSING DATE
The Parties covenant and agree to take the following actions between the date hereof and the Closing Date:
Section 5.1.  Access to Information.  Sellers shall, and shall cause the Company to: (i) afford to the officers, employees and authorized representatives of Buyer (including independent public accountants and attorneys) reasonable access during normal business hours, upon reasonable advance notice, to the Company's offices, properties, employees (but only with the prior consent of Gelernt) and business and financial records (including computer files, retrieval programs and similar documentation); and (ii) furnish or cause to be furnished to Buyer or its authorized representatives, such additional information as shall be reasonably requested; provided, however, that: (a) neither Sellers, nor the Company, shall be required to violate any Requirements of Law, Governmental Order or obligation of confidentiality to which it is subject or to waive any privilege that any of them may possess in discharging their obligations pursuant to this Section 5.1; and (b) Buyer shall not, without the prior written consent of Gelernt (such consent not to be unreasonably withheld, conditioned or delayed), contact or communicate with any vendor, customer, employee, independent contractor or other business partner of the Company with respect to or in connection with the transactions contemplated by this Agreement.  Such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of the Company.  All requests for access or availability pursuant to this Section 5.1 shall be submitted or directed exclusively to Gelernt.  Sellers shall not be required to provide any books and records or reports based thereon that they do not maintain or prepare in the ordinary course of their business.
Section 5.2.  Notification; Update of Schedules.
(a)  Prior to the Closing, each Party shall promptly notify the other of (i) any Action that is instituted or, to the Knowledge of such Party, threatened against such Party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement or (ii) any Action that may be threatened, brought, asserted or commenced against such Party that would have caused the representations and warranties of Sellers in Section 3.17 or of Buyer in Section 4.5, as the case may be, to be untrue or incorrect, if such Action had arisen prior to the date hereof.
(b)  Sellers or Buyer, as applicable, shall, as soon as reasonably practicable after it obtains knowledge thereof prior to the Closing Date, deliver to the other Party any information concerning the occurrence of any event or the existence of any circumstance that would be reasonably likely to cause any representation or warranty of Sellers or Buyer, as applicable, to be incorrect or breached if such representation and warranty were made at the time of such event or circumstance.
(c)  A notice given under this Section 5.2 will not of itself serve to qualify any representation or warranty of either a Seller or Buyer, as applicable, in this Agreement or in any certificate delivered pursuant to this Agreement.  Any such qualification may be effected only by a supplement to a Schedule to this Agreement.  Should any notification specified in Section 5.2 require a change to a Schedule if the Schedule was dated the date of the notice, Sellers or Buyer, as applicable, will promptly deliver to the other party a supplement to its Schedules specifying the change.  No supplement to Sellers' or Buyer's Schedules will affect any of the conditions to Buyer's or Sellers', as applicable, obligations under this Agreement, affect Buyer's or Sellers', as applicable, indemnification rights under Article IX or affect any other remedy available to Buyer or Sellers, as applicable, arising from a representation that would be inaccurate, or a warranty that would be breached, without qualification by the supplement.

Section 5.3.  Consents of Third Parties; Governmental Approvals.
(a)  Sellers and Buyer will cooperate with each other to use their respective commercially reasonable efforts to obtain, or cause the Company to obtain, as promptly as practicable:
(i)  all consents, approvals and waivers required by third Persons, including any Agency or Investor, so that all contracts and other agreements of the Company, including all Material Contracts in effect as of the date hereof will remain in full force and effect on and after the Closing Date.  Without limiting the generality of the foregoing, Sellers will cause the Company to give any notices to Persons required to be delivered pursuant to any contract and other agreement of the Company in connection with the consummation of the transactions contemplated by this Agreement and use their respective commercially reasonable efforts to obtain all approvals, consents and waivers required, necessary, or advisable to be obtained pursuant to any contract and other agreement of the Company in connection with the consummation of the transactions contemplated by this Agreement as well as such approvals, consents, confirmations and waivers of status as may be required in connection with transfers of mortgage loan servicing, including from custodians, trustees, rating agencies, Insurers or other participants in such transactions; provided, however, that such action shall not include any requirement of Sellers or the Company or any of their respective Affiliates to commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party.
(ii)  any consents and approvals of any Governmental Authority necessary, proper or advisable under applicable Requirements of Law and regulations to be obtained in order to permit the consummation of the transactions contemplated by this Agreement, or to otherwise satisfy the conditions set forth in Sections 7.2 and 8.2.  In connection therewith, Sellers and Buyer, as applicable, shall use their respective commercially reasonable efforts to make all such filings promptly after the date hereof.
(iii)  the use of all Governmental Permits required for the Company to continue to conduct its business following the Closing in a manner consistent with the manner in which it conducted its business prior to the Closing, including making any notifications required to be sent prior to the Closing.
(b)  With respect to the matters described in both Section 5.2(a) and this Section 5.3, Sellers and Buyer shall (i) permit the other to review in advance any proposed communication by such Party or the Company to any Governmental Authority relating to the subject matter of this Agreement, (ii) promptly notify the other of any communication (whether written or oral) it or any of its Affiliates receives from any Governmental Authority relating to such matters and (iii) provide to the other copies of all correspondence, filings or communications between it (or its advisors) and any such Governmental Authority relating to this Agreement or any of the matters described in Section 5.2(a) or this Section 5.3(b); provided that such correspondence does not contain or reveal confidential information of Sellers or the Company or any of their respective Affiliates.  Neither Sellers nor Buyer shall agree to participate in any meeting with any Governmental Authority (including via telephone or conference call) in respect of any filings, investigation or other inquiry related to the transactions contemplated by this Agreement unless it consults with the other in advance and, to the extent permitted by such Governmental Authority, gives the other the opportunity to attend and participate at such meeting.

(c)  Notwithstanding anything in this Agreement or the Ancillary Agreements to the contrary, the failure or inability to obtain any required consent from any third persons, including without limitation, Agency, Investor, or any Governmental Authority, or to give any required notice under a Material Contract or otherwise, shall not be deemed to be a default by the Company or the Sellers hereunder or a breach by them of any representation or warranty hereunder and shall not be deemed to be a Loss subject to indemnification by Sellers under Article IX hereof, provided that such failure or inability was not due to fraud by the Company or the Sellers.
Section 5.4.  Interim Period Operations.
(a)  Except (i) as required by Requirements of Law, (ii) as set forth on Schedule 5.4, (iii) as otherwise contemplated by or necessary to effectuate this Agreement and the transactions contemplated hereby, or (iv) with the written approval of Buyer (which approval shall not be unreasonably withheld, conditioned or delayed), during the Interim Period Sellers shall cause the Company to operate and carry on its business only in the ordinary course and substantially as operated prior to the date of this Agreement and use its reasonable efforts to preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with the Company.  Without limiting the generality of the foregoing, Sellers shall not, and shall not permit the Company to:
(i)  make any material change in the nature of its business or operations;
(ii)  make any capital expenditures or enter into any contract or commitment for capital expenditures in excess of $25,000 in the aggregate;
(iii)  enter into any contract for the purchase or lease of real property;
(iv)  initiate or settle any Action other than in the ordinary course of business;
(v)  sell, lease (as lessor), transfer or otherwise dispose of, or mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of its assets, other than (x) the sale of Mortgage Loans and Servicing Rights in the ordinary course of business, and (y) Permitted Encumbrances;

(vi)  create, incur or assume, or agree to create, incur or assume, any indebtedness for borrowed money or enter into, as lessee, any capitalized lease obligations (as defined in Statement of Accounting Standards Codification Topic 840), other than advances under the Company's existing warehouse line in the ordinary course of business;
(vii)  make, or agree to make, any distribution (other than distributions permitted under Section 5.5) or other disposition of assets to any of its Affiliates, or issue, reissue, sell, otherwise dispose of, transfer, repurchase, redeem, otherwise acquire, or adjust, split, combine, subdivide or reclassify, pay any dividend on or make any other distribution with respect to any of its LLC Interests or evidence of indebtedness or other securities, or grant any options, warrants, calls, convertible securities, rights or commitments or any other agreements of any character obligating it to issue, sell, adjust, split, combine, subdivide or reclassify any of its LLC Interests or any evidence of indebtedness or other securities;
(viii)  institute any material increase in any benefit provided under any Company Benefit Plan as applicable, or adopt any profit‑sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan in which Employees participate (other than as required by any such plan or Requirements of Law);
(ix)  other than in the ordinary course of business, enter into, amend or terminate any contract of a type that, if in effect at the date of this Agreement, would be required to be disclosed pursuant to Schedule 3.18(a);
(x)  merge or consolidate with any other Person, or participate in any business combination, or restructure, recapitalize, reorganize or adopt any other corporate or legal entity reorganization, otherwise alter its legal structure or form or completely or partially liquidate;
(xi)  fail to operate its business in all material respects in accordance with the Applicable Requirements, the Requirements of Law and all material Governmental Permits, or fail to maintain all material Governmental Permits;
(xii)  subject to Section 6.1, make or change any Tax election of the Company, change the Tax status of the Company, change any Tax accounting period of the Company, or adopt or change any method of Tax accounting for the Company;
(xiii)  make any material change in the accounting policies applied in the preparation of the Financial Statements unless such change is required by GAAP;
(xiv)  make any change in the Company's certificate of formation or operating agreement or issue any LLC Interest (or securities exchangeable, convertible or exercisable for LLC Interests); or
(xv)  take, or agree or otherwise commit to take, any of the foregoing actions.
Section 5.5.  Interim Period Cash Distributions and Bonuses to Employees.  During the Interim Period, the Company will distribute to the Sellers based on their Pro Rata Percentages all cash and cash equivalents of the Company, including, but not limited, to those cash and cash equivalent items described on Schedule 5.5 (any such amounts not completely distributed to the Sellers prior to Closing shall be distributed to them promptly after Closing).  Buyer shall (a) refinance any Warehouse Loans on the Closing Date and (b) obtain the release of any cash or cash equivalents that the Company has deposited or paid into escrow under any contract to which the Company is a party or that was required under any applicable law or regulation, but excluding any cash accounts representing trust funds belonging to customers, employees, taxing authorities, or others.  Further, nothing in this Agreement (including Section 5.4) shall prohibit or limit the Company paying bonuses to employees on or prior to the Closing Date.

Section 5.6.  Warehouse Line of Credit and Deposits.  Buyer shall (a) refinance and close all Warehouse Loans on the Closing Date and close all existing warehouse lines of credit of the Company and shall make available to the Company a warehouse line of credit in similar (or no less favorable) amounts and terms as the Company has in effect on the Signing Date, and (b) obtain the release of any cash or cash equivalents that the Company has deposited or paid into escrow or as prepaid amounts under any contract to which the Company is a party, or otherwise, or that was required under any applicable law or regulation (collectively, the "Deposits"), and an amount equal to such Deposits will be paid to the Sellers on the Closing Date.  Further, any rebates, refunds, discounts, or other payments due from Investors, Agencies, or others, received by the Company after the Closing that relate to a period prior to the Effective Time, shall be deemed part of the Deposits and promptly paid to Sellers when received by the Company; provided, however, that payment received after the Closing Date that is included in a Vested Loan Payment Calculation under Section 2.7 shall not be paid to Sellers under this Section 5.6.  In addition, at Closing the Buyer shall pay to Sellers the amount of draws paid to the Company's commissioned salesperson/loan originators prior to Closing that are outstanding on the Closing Date (estimated to be approximately $40,000 as of July 25, 2016).  For the avoidance of doubt, the parties acknowledge that the commissions to commissioned sales personnel outstanding on the Closing Date shall be paid or reimbursed to the Company after the Closing Date in accordance with the Company's commission policies.
ARTICLE VI
 ADDITIONAL AGREEMENTS
Section 6.1.  Tax Matters.
(a)  Transfer Taxes.  All transfer, registration, stamp, documentary, sales, use and similar Taxes (including all applicable real estate transfer Taxes but excluding any Income Taxes), incurred in connection with or arising out of the transactions contemplated by this Agreement shall be borne one‑half (1/2) by Sellers and one‑half (1/2) by Buyer.  Buyer and Sellers shall cooperate in the timely making of all filings, returns, reports and forms as may be required in connection therewith.
(b)  Tax Returns and Income Tax Treatment of Transaction.  The parties agree that solely for Income Tax purposes, consistent with Situation 2 in Rev. Rul. 99‑6, 1999‑1 CB 432:  (i) the purchase and sale of the LLC Interests pursuant to this Agreement will be treated as a sale of partnership interests by Sellers under Section 741 of the Code, and a purchase of all of the assets of the Company by Buyer; and (ii) as a result of the purchase and sale of the LLC Interests pursuant to this Agreement, on the Closing Date the partnership shall terminate for Income Tax purposes under Section 708(b)(1)(A) of the Code.  Sellers shall prepare in accordance with applicable law, timely file or cause to be timely filed, and (if necessary or appropriate) amend or cause to be amended, any Tax Returns of the Company relating solely to the Pre‑Closing Tax Periods (including the final Income Tax Returns for the Company) and shall remit or cause to be remitted Taxes accrued and payable with respect to such Tax Returns.  Buyer shall prepare in accordance with applicable Requirements of Law, timely file or cause to be timely filed, and (if necessary or appropriate) amend or cause to be amended, any Tax Return of the Company relating to Post‑Closing Tax Periods, including any Straddle Tax Period, and shall, subject to Section 6.1(d) below, remit or cause to be remitted Taxes payable with respect to such Tax Returns.

(c)  Tax Proceedings.  Sellers shall control the conduct of any Tax audit or other administrative or judicial proceeding (a "Tax Proceeding") that relates solely to any Tax Return for any Pre‑Closing Tax Period, and Buyer shall control the conduct of any Tax Proceeding that relates to any Tax Return for any Tax period other than a Pre‑Closing Tax Period, including any Straddle Period.  However, (i) Sellers shall not settle any Tax Proceeding that they are entitled to control pursuant to the preceding sentence in a manner that would adversely affect the Tax liability of the Company or Buyer for any Post‑Closing Tax Period without the prior written consent of Buyer, which consent shall not be unreasonably withheld, and (ii) Buyer shall not settle any Tax Proceeding that it is entitled to control pursuant to the preceding sentence in a manner that would adversely affect the Tax liability of the Company or Sellers for any Pre‑Closing Tax Period or Straddle Tax Period without the prior written consent of Sellers, which consent shall not be unreasonably withheld.
(d)  Taxes in General.
(i)  Except as otherwise provided in this Section 6.1, Sellers shall, jointly and severally, be responsible for and shall indemnify and hold Buyer harmless from Taxes of the Company attributable to any Pre‑Closing Tax Period.  Sellers shall be entitled to any refund of (or credit for) Taxes attributable to any Pre‑Closing Tax Period.  If Buyer or the Company receives any such refund or credit, Buyer or the Company, as applicable, shall promptly pay (or cause to be paid) the entire amount of the refund (including interest) to Sellers.
(ii)  Buyer shall be responsible for and shall indemnify and hold Sellers harmless from any Taxes of the Company attributable to any Post‑Closing Tax Period.  Buyer shall be entitled to all refunds of (or credits for) such Taxes (including interest).  If Sellers receive any such refund or credit, Sellers shall promptly pay (or cause to be paid) the amount of the refund (including interest) to Buyer.
(iii)  In the case of any Taxes for a Straddle Period, the portion of such Taxes that are allocated to the Pre‑Closing Tax Period shall be (x) the amount that would be payable if the relevant taxable period ended at the end of the Closing Date pursuant to an interim closing of the books in the case of all Taxes (other than the Taxes described in (y) below) and (y) in the case of Taxes not imposed on or measured by net income, gross income or capital and that cannot be allocated based upon an interim closing of the books, the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the total number of days in the Pre‑Closing Tax Period and the denominator of which is the total number of days in such Straddle Period.

(e)  Cooperation on Tax Matters.
(i)  Buyer and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of any Tax Return and any audit or other proceeding with respect to Taxes, including the timely signing of any such Tax Returns or documents relating to any audit or other proceeding upon the request of such other Party.  Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information which are reasonably relevant to any such audit or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Sellers agree (a) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre‑Closing Tax Period, and to abide by all record retention agreements entered into with any Tax Authority, (b) to give Buyer reasonable written notice prior to destroying or discarding any such books and records and, if Buyer so requests, shall allow Buyer to take possession of such books and records, and (c) to provide to Buyer any powers of attorney or other similar documents reasonably necessary for Buyer to exercise its rights and duties under Section 6.1(b)  and Section 6.1(c).
(ii)  Buyer shall not (or shall not cause or permit the Company to) amend, refile or otherwise modify or make any election with respect to (or grant an extension of any statute of limitation with respect to) any Tax Return for a Pre‑Closing Tax Period without the prior written consent of Sellers, which consent shall not be unreasonably withheld.
(iii)  Sellers agree to make available to Buyer records in the custody of Sellers or of any Affiliate of Sellers, to furnish other information (including all adjustments to and changes in Tax items of the Company for Pre‑Closing Tax Periods) and otherwise to cooperate to the extent reasonably required for (i) the preparation, filing or audit of or other proceeding with respect to Tax Returns required to be filed by Buyer under Section 6.1(b) or (ii) compliance with ASC 740‑10.  However, no loss, credit or other Tax item or adjustment of the Company may be carried back to a Pre‑Closing Tax Period or made that affects a Pre‑Closing Tax Period without Sellers' written consent, which Sellers may withhold in their reasonable discretion.
(f)  Disputes.  If any disputes arising under this Section 6.1 are not resolved by mutual agreement within 120 days (or such other timeframe as otherwise agreed upon by the Parties), then the Parties shall refer any remaining dispute to the Accounting Firm.  The Accounting Firm shall resolve any disputed items within 30 days (or such other timeframe as otherwise agreed upon by the Parties) of having the item referred to it pursuant to such procedures as it may require.  The costs, fees and expenses of the Accounting Firm shall be borne equally by Sellers and Buyer.
(g)  Tax Indemnities.  Sellers, jointly and severally, shall indemnify Buyer for any breaches of representations and warranties by Sellers related to Taxes under Section 3.11 and for Taxes allocable to any Pre‑Closing Tax Period under this Section 6.1, and this indemnity shall not be subject to the indemnity limitations of Section 9.7.  Buyer indemnifies Sellers for any Taxes imposed on Sellers for which Buyer is obligated under this Section 6.1.

Section 6.2.  Access to Records after Closing.  For a period of up to three (3) years following the Closing Date, Sellers and their representatives shall have reasonable access to all of the books and records of the Company to the extent that such access may reasonably be required by Sellers in connection with matters relating to or affected by the operations of the Company prior to the Closing Date.  Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours.  Sellers shall be solely responsible for any costs or expenses incurred by them pursuant to this Section 6.2.  If the Company shall desire to dispose of any of such books and records prior to the expiration of such three (3) year period, Buyer shall, prior to such disposition, give, or cause the Company to give, Sellers a reasonable opportunity, at Sellers' expense, to segregate and remove such books and records as Sellers may select.
Section 6.3.  Employee Matters.
(a)  Subject to Section 6.3(d), from and after the Effective Time, the Company shall offer employment to each Employee of the Company on no less favorable terms than currently in effect for each such Employee as of the Signing Date, and the Company shall continue to offer and maintain the Company Benefit Plans; provided, however, that Buyer may, at its sole discretion, substitute its own employee benefit plan (as defined in ERISA Section 3(3)) (each a "Buyer Plan") for any Company Benefit Plan that provides the same type of benefits as the Buyer Plan.
(b)  Each Buyer Plan in which an Employee is entitled to participate shall credit each Employee's service with the Company prior to the Effective Time, to the extent such service is recognized under the corresponding Company Benefit Plan and without a duplication of service credit or benefits, for purposes of vesting and eligibility to participate in the Buyer Plan (and for the level of benefits only under vacation, paid time‑off and severance plans).
(c)  Following the Effective Time, for purposes of each Buyer Plan in which any Employee or his or her eligible dependents is eligible to participate after the Effective Time, Buyer will, or will cause the Buyer Plan to, (i) waive any pre‑existing condition, exclusion, actively‑at‑work requirement or waiting period to the extent such condition, exclusion, requirement or waiting period was satisfied or waived under the corresponding Company Benefit Plan as of the Effective Time (or, if later, the date participation in the Buyer Plan begins) and (ii) provide full credit for any co‑payments, deductibles or similar payments made or incurred prior to the Effective Time for the plan year in which the Effective Time (or such date participation in the Buyer Plan begins).
(d)  Nothing in this Agreement will be construed as requiring Buyer or the Company to employ any Employee for any specific length of time following the Closing Date.  Nothing in this Agreement, express or implied, will be construed to prevent Buyer or the Company from (i) terminating, or modifying the terms of employment of, any Employee following the Closing Date, including to terminate, reassign or demote any Employee or to change, adversely or favorably, the title, powers, duties, responsibilities, location, compensation or terms or conditions of employment of such Employee or (ii) terminating or modifying to any extent any Company Benefit Plan or any other plan, program, practice, agreement or arrangement that Buyer may establish or maintain, including a Buyer Plan.  Nothing in this Agreement will be construed as an amendment to any Company Benefit Plan or any other compensation arrangement maintained for, or provided to, directors, officers or employees of Buyer or the Company prior to or following the Effective Time.

Section 6.4.  Agreement to Cooperate Regarding Release of Guarantees.  Buyer shall use its commercially reasonable efforts to obtain, as of the Closing Date, the full release of William Gelernt and any Seller, as applicable, as guarantors of the obligations of the Company under the guarantees set forth on Schedule 8.5.  From and after the Closing Date, Buyer shall continue to use commercially reasonable efforts to obtain any such releases that are not obtained as of the Closing Date (this shall not relieve Buyer of its obligations as of the Closing Date under the preceding sentence), and Buyer shall indemnify and hold harmless William Gelernt and any Seller, as applicable, from any and all Losses he may incur under such guarantees from and after the Closing Date.
Section 6.5.  Exclusivity.  Until the Closing Date, none of the Sellers shall (and each shall cause the Company and each of its and their Affiliates, directors, advisers, agents, employees and any other Person acting on its or their behalf not to) (i) solicit offers, inquiries or proposals for, or entertain any offer, inquiry or proposal to enter into, a transaction similar to or competing with the transactions contemplated under this Agreement (a "Competing Transaction"), including any direct or indirect sale or other transfer of all or any portion of the LLC Interests or assets of the Company (or interests therein) to any Person or entity other than Buyer, or (ii) engage in any discussions or negotiations with, provide any information to, or enter into any agreement, arrangement or understanding with any Person or Persons other than Buyer and their advisers, regarding a Competing Transaction.  Each of Sellers hereby agrees to immediately notify Buyer if they, and/or the Company receives any offer, inquiry or proposal to consider a Competing Transaction, which notice shall include information regarding the soliciting party, the date of initial contact regarding such Competing Transaction and the terms of such Competing Transaction.
Section 6.6.  Restriction on Competition.
(a)  Scope and Period of Restraint.  Commencing at the Effective Time and ending on the fifth (5th) anniversary of the Closing Date (the "Restriction Period"), no Seller will directly or indirectly engage in, or use or permit its name to be used in connection with, any Restricted Business, and will not directly or indirectly own any interest in, Control, participate in the operation or management of, enter into any venture with, lend to or guaranty any of the obligations of, or otherwise knowingly assist, any Competitive Enterprise.  "Restricted Business" means any business activity, other than the Company, conducted anywhere in the United States (the "Restricted Territory") that involves originating, selling, servicing or funding Mortgage Loans.  A "Competitive Enterprise" is any Person, other than the Company, involved or preparing to be involved, directly or indirectly, in a Restricted Business in the Restricted Territory.  The Restriction Period will be extended for a particular Seller for an additional period equal to the period during which that Seller is in breach of its obligations under this Section 6.7.

(b)  Exceptions.  The prohibitions of this Section 6.6 do not prohibit any Seller from directly or indirectly investing in securities of any Competitive Enterprise, if:
(i)  the securities are listed on any national or international securities exchange;
(ii)  the investment of any Seller or any of its Affiliates or Associates (as that term is defined in Rule 14a‑1 of the U. S. Securities and Exchange Commission), individually or in the aggregate, does not exceed at any time 3% of the issued and outstanding shares of any class of the capital stock of the Competitive Enterprise (including any other security that is convertible into or exchangeable into shares of that class of capital stock); and
(iii)  the securities do not otherwise entitle the holder to exercise rights and powers (regardless of contingencies that would be required to exercise those rights) that could result in rights and powers essentially equal to those held by a holder of more than 3% of any class of capital stock of the Competitive Enterprise.
(c)  Interference with or Diversion of Business.  During the Restriction Period, no Seller will, and it will cause its Affiliates not to, directly or indirectly solicit or entice, or attempt to solicit or entice, any Person for the purposes of persuading the Person not to provide business or services to or, diverting the Person's business or services from, the Company or any successor to the Company.
(d)  Interference with or Diversion of Employees.  During the Restriction Period, no Seller will, and it will cause its Affiliates not to, directly or indirectly interfere with, or solicit the employment or engagement of services of, any individual serving as an employee of the Company or its successors, or attempt to induce the individual to terminate employment with the Company.
(e)  Reasonable Restrictions; Consideration.  Each Seller hereby acknowledges that:
(i)  the Restricted Business currently is conducted in States listed on Schedule 6.6(e) and is expected to be conducted throughout the United States, and that a more limited Restricted Territory would not be sufficient to protect the reasonable and legitimate expectations and interests of the Company following the Closing and of Buyer as its owner;
(ii)  the term of the Restriction Period, the description of a Competitive Enterprise, and all other restrictions contained in this Article are reasonable and necessary to protect the legitimate interests of the Company following the Closing and of Buyer as its owner; and
(iii)  the agreements and acknowledgments of each Seller in this Section 6.6 constitute a material inducement to Buyer's willingness to enter into this Agreement and consummate the transactions contemplated by this Agreement and that without these provisions Buyer would not have entered into this Agreement.

(f)  Severability.  If any restriction in this Section 6.6 is adjudicated to exceed limitations permitted by applicable Requirements of Law in any jurisdiction, then the Parties agree that the offending restriction shall be reformed in that jurisdiction to the maximum temporal, geographic, product, service or other limitation permitted by applicable Requirements of Law.  The invalidity or unenforceability of any obligation in this Section 6.6 in one jurisdiction does not invalidate or render unenforceable the obligation in any other jurisdiction.
(g)  Additional Exceptions.  Notwithstanding anything herein to the contrary, the Parties agree that (i) as applicable to Gelernt, if Gelernt's employment with the Company terminates sooner than five (5) years from the Closing Date for any reason other than (A) Gelernt's voluntary termination without Good Reason (as defined in the Gelernt Employment Agreement), or (B) termination by the Company for Cause (as defined in the Gelernt Employment Agreement), the restrictive covenants applicable to Gelernt shall be governed soley by the terms of Section 10 of the Gelernt Employment Agreement (including also paragraphs (b) and (c) thereof), and the provisions of this Section 6.6 shall cease to apply to Gelernt, and (ii) nothing in this Agreement shall prohibit Bruce Paparone from continuing to serve on the Board of Directors of Cornerstone Bank or any successor in interest to that bank or from owning capital stock of Cornerstone Bank, or any successor in interest to Cornerstone Bank, in excess of the amount set forth in this Section 6.6.
Section 6.7.  Use of Company Intellectual Property.
(a)  Names and Marks.  From and after the Closing, except as required to consummate the transactions contemplated under this Agreement and as hereinafter set forth in this Section 6.7, no Seller will directly or indirectly use any legal name, trade name or assumed name that is similar to the name of the Company or that includes the name "Oak Mortgage".
(b)  Ownership and Validity.  From and after the Closing, no Seller (i) will have or assert any right or interest in any Owned Intellectual Property, (ii) will use any Intellectual Property licensed by Company unless pursuant to a separate license held by such Seller or its Affiliate, as applicable, and (iii) will not contest to the ownership, validity or scope of any of the rights of, or rights claimed by, either (A) the Company in any Owned Intellectual Property existing at the Effective Time or developed or derived from such intellectual property at the Effective Time, or (B) any other Person with respect to any Intellectual Property licensed by Company at the Effective Time.
Section 6.8.  [Intentionally Omitted].
Section 6.9.  Equity Awards.  At the Closing, Buyer shall cause Republic First Bancorp, Inc. to grant stock options in the number of shares and to the employees of the Company listed on Schedule 6.9 in accordance with the terms of the Republic First Bancorp, Inc. 2014 Equity Incentive Plan.  Such options shall vest over a three (3) year period, with one‑third (1/3) vesting at the end of each year (and, with respect to the options for Gelernt and Eugene Brown, shall be as further set forth in the Gelernt Employment Agreement and the Brown Employment Agreement).

Section 6.10.  Insurance Coverage.  Buyer shall cause the Company to maintain for a period of six (6) years after the Closing Date such insurance coverage as the Company maintains on the Signing Date and in such amounts as are not less than the limits provided under such insurance policies as provided under the policies maintained by the Company on the Signing Date and covering claims arising from acts or omissions that occurred on or prior to the Closing Date.
Section 6.11.  2017 Company Trip.  The Parties acknowledge that in recent years the Company has arranged for trips to Aruba during the first quarter of the calendar year for certain employees of the Company and such employees' spouses at the Company's expense.  Buyer shall cause the Company to arrange and pay for a similar trip to Aruba during the first quarter of 2017.  In lieu of arranging and paying the expenses of any trips thereafter, the Buyer shall cause the Company to establish in 2017 an incentive plan for certain of the Company's employees pursuant to which employees of the Company who achieve "President's Club" status will be granted options to purchase stock of Republic First Bancorp, Inc. under the Republic First Bancorp, Inc. 2014 Equity Incentive Plan.
Section 6.12.  Appointment and Authorization of the Seller Representative.
(a)  Each Seller irrevocably appoints and authorizes Gelernt as the "Seller Representative" and as his agent and attorney‑in‑fact to take such action as agent and attorney‑in‑fact on his behalf and to exercise such powers under this Agreement and any Ancillary Agreements which require any form of Seller approval or consent, together with all such powers as are reasonably incidental thereto.  The Seller Representative may perform his duties as such through sub‑agents and attorneys‑in‑fact and shall have no liability for any acts or omissions of any such sub‑agent or attorney if selected by it with reasonable care.  Buyer shall be entitled to deal exclusively with the Seller Representative on behalf of any and all Sellers with respect to all matters relating to this Agreement and the Ancillary Agreements, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by the Seller Representative, and on any other action taken or purported to be taken on behalf of any Seller by the Seller Representative, as fully binding upon such Seller.
(b)  Without limiting the generality of the foregoing Section 6.12(a), the Seller Representative, acting alone without the consent of any other Seller, is hereby authorized by each of the Sellers to (i) take any and all actions under this Agreement and the Ancillary Agreements without any further consent or approval from any other Person, (ii) supervise, defend, coordinate and negotiate claims for indemnification under Article IX hereof (including settlements thereof), (iii) effect payments to Sellers hereunder, (iv) receive or give notices hereunder, (v) receive or make payment hereunder, (vi) execute or approve waivers hereunder, and/or (vi) execute and deliver documents, releases and/or receipts hereunder.
(c)  The Seller Representative may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable to the Sellers for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

(d)  The Seller Representative shall not be liable to the Sellers for any action or omission otherwise taken by him hereunder except in the case of willful misconduct, fraud or gross negligence by the Seller Representative.  The Seller Representative shall not be deemed to be a trustee or other fiduciary on behalf of any Seller or any other Person, nor shall the Seller Representative have any liability to the Sellers in the nature of a trustee or other fiduciary.  The Seller Representative does not make any representation or warranty as to, nor shall he be responsible to the Sellers for or have any duty to ascertain, inquire into or verify:  (A) any statement, warranty or representation made in or in connection with this Agreement or the Ancillary Agreements; (B) the performance or observance of any of the covenants or agreements of Sellers under this Agreement or the Ancillary Agreements; or (C) the genuineness, legality, validity, binding effect, enforceability, value, sufficiency, effectiveness or genuineness of this Agreement, the Ancillary Agreements or any other instrument or writing furnished in connection herewith or therewith.  The Seller Representative shall not incur any liability to the Sellers by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be a bank wire, facsimile or similar writing) believed by him to be genuine and to be signed or sent by the proper party or parties.
(e)  Each Seller shall, on a pro rata basis based on the Pro Rata Percentages, pay or reimburse the Seller Representative, upon presentation of an invoice, for all costs and expenses of the Seller Representative (including fees and expenses of counsel to the Seller Representative) in connection with:  (i) the enforcement of this Agreement and the Angradi Compensation Agreement and/or the protection or preservation of the rights of each Seller and/or the Seller Representative against Buyer, or any of their respective assets, and (ii) any amendment, modification or waiver of any of the terms of this Agreement or the Ancillary Agreements (whether or not any such amendment, modification or waiver is signed or becomes effective).
(f)  Each Seller shall, based on the Pro Rata Percentages, indemnify, defend and hold harmless the Seller Representative against any Loss that he may suffer or incur in connection with his capacity as Seller Representative, or any action taken or omitted by him hereunder or thereunder (except such resulting from his willful misconduct, gross negligence or fraud).
(g)  Each Seller acknowledges that he has, independently and without reliance upon the Seller Representative or any other Seller, and based on such documents and information as he has deemed appropriate, made his own legal analysis and decision to enter into this Agreement and the applicable Ancillary Agreements to which such Seller is a party.  Each Seller also acknowledges that he will, independently and without reliance upon the Seller Representative or any other Seller, and based on such documents and information as he shall deem appropriate at the time, continue to make his own decisions in taking or not taking any action under this Agreement and/or any other Ancillary Agreements.
(h)  The Seller Representative may resign at any time by giving notice thereof to Sellers and Buyer.  Upon any such resignation, a majority of the Sellers (based on their respective Pro Rata Percentage and including the resigning Seller Representative) shall appoint a successor Seller Representative.  If no successor Seller Representative shall have been appointed by Sellers, and shall have accepted such appointment, within thirty (30) days after the retiring Seller Representative gives notice of resignation, then the retiring Seller Representative, may, on behalf of Sellers, appoint a successor Seller Representative, which shall be any Seller.  Upon the acceptance of his appointment as Seller Representative hereunder by a successor Seller Representative, such successor Seller Representative shall thereupon succeed to and become vested with all the rights and duties of the retiring Seller Representative, and the retiring Seller Representative shall be discharged from its duties and obligations hereunder.  After the retiring Seller Representative's resignation hereunder as Seller Representative, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while he was Seller Representative.  Sellers shall give notice to Buyer of the appointment of a new Seller Representative.

(i)  The remaining Sellers (i.e., the Sellers other than the Seller Representative), acting by a majority of the remaining Sellers (based on their respective Pro Rata Percentage), shall be permitted to remove the Seller Representative if a court of competent jurisdiction shall have ruled, in a final, non‑appealable decision, that the Seller Representative has engaged in fraud, gross negligence or willful misconduct in connection with its activities as Seller Representative.  In connection with any such removal, the Sellers (acting by a majority) shall (i) appoint a successor Seller Representative and (ii) provide written notice thereof to Buyer, who shall be entitled to rely upon such written notice for all purposes of this Agreement.  Such successor Seller Representative shall thereupon succeed to and become vested with all the rights and duties of the removed Seller Representative, and the removed Seller Representative shall be discharged from its duties and obligations hereunder.  After the removed Seller Representative's removal hereunder as Seller Representative, the provisions of this Agreement shall inure to his benefit as to any actions taken or omitted to be taken by him while Seller Representative.  Sellers shall give notice to Buyer of the appointment of a new Seller Representative.
(j)  This Section 6.12 sets forth all of the duties of the Seller Representative with respect to any and all matters pertinent hereto.  No implied duties or obligations shall be read into this Agreement or any of the Ancillary Agreements against the Seller Representative.  The obligations of the Seller Representative hereunder and under the Ancillary Agreements are only those expressly set forth herein and therein.
(k)  The Parties confirm their understanding that the Seller Representative is also a Seller, and that he shall have the same rights and powers under this Agreement as any other Seller and may exercise or refrain from exercising the same as though he were not the Seller Representative.
Section 6.13.  Termination of Operating Agreement.  Each Seller hereby agrees that, effective as of the Closing, the Company's Operating Agreement shall terminate and be of no further force and effect.
Section 6.14.  Release by the Company.  Effective upon the Closing, the Company hereby irrevocably and unconditionally releases and forever discharges each Seller and each of their respective successors and assigns (collectively, the "Seller Releases Parties") from any and all claims, charges, complaints, causes of action, damages, agreements and liabilities of any kind or nature whatsoever ("Released Claims"), whether known or unknown and whether at law or in equity, arising from conduct occurring on or prior to the Effective Time, relating to or arising out of ownership by such Seller of their LLC Interest, and in the case of Gelernt, his employment by the Company, prior to the Effective Time; provided, that (i) nothing contained in this Section 6.14 shall release any Seller from his obligations and liabilities hereunder, including for Gelernt his employment relationship with the Company after the Closing Date, (ii) this release shall only relate to those claims arising from conduct occurring on or before the Effective Time and (iii) as to any Seller Released Party, this release shall exclude any claims, charges, complaints, causes of action, damages, agreements and liabilities which relate, directly or indirectly, to any fraudulent acts, willful misconduct or bad faith of such Seller Released Party or misappropriation or embezzlement of any funds by such Seller Released Party.  Notwithstanding the foregoing, nothing in this release shall be interpreted to in any way limit or modify the representations and warranties of the Sellers under this Agreement.

Section 6.15.  Angradi Compensation Agreement.  The parties acknowledge that additional Purchase Price payments may be due to the Sellers pursuant to the terms of the Angradi Compensation Agreement in connection with any payments forfeited by Robert Angradi thereunder.
ARTICLE VII
 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
The obligations of Buyer under this Agreement shall be subject to the satisfaction, or waiver, at the option of Buyer (to the extent permissible under applicable Requirements of Law), on or prior to the Closing Date, of the following conditions:
Section 7.1.  No Misrepresentation or Breach of Covenants and Warranties.  Each of the representations and warranties of Sellers or the Company contained herein shall be true and correct in all material respects at and as of the date hereof (except to the extent that they expressly relate to an earlier date, in which case such representations and warranties need only be true and correct in all material respects as of such date); provided that any representation or warranty already qualified by the concept of materiality must be true and correct in all respects, and the representations and warranties in Section 3.11 must be true and correct in all respects.  There shall not have been any failure by Sellers or the Company, as applicable, in the performance of any of their respective covenants and agreements herein that shall not have been remedied or cured, other than failures to perform that do not, individually or in the aggregate, amount to a Material Adverse Effect.  There shall have been delivered to Buyer a certificate to such effect, dated as of the Closing Date, signed by Sellers.
Section 7.2.  Necessary Consents, Notices and Approvals.  All consents, notices, approvals and actions set forth on Schedule 7.2 shall have been obtained by Sellers or the Company, as applicable, or taken place.
Section 7.3.  No Restraint.  No Requirements of Law shall have been enacted, entered, promulgated or enforced by a Governmental Authority that restrains or prohibits any material transaction contemplated hereby.
Section 7.4.  Material Adverse Effect.  No Material Adverse Effect, or any event or circumstance that, individually or when combined with other events and circumstances, could reasonably be expected to result in a Material Adverse Effect, shall have occurred since the date of this Agreement.

Section 7.5.  Material Contracts.  No Material Contract set forth on Schedule 3.18(a) has been terminated, the Company has not received any notice of termination from any counterparty to any Material Contract set forth on Schedule 3.18(a), and, to the Knowledge of Sellers, no termination of any Material Contract set forth on Schedule 3.18(a) is threatened.
Section 7.6.  No Litigation.  There must not be any pending or threatened Action against Seller, the Company, Buyer or any of their respective directors that could be reasonably expected to have a Material Adverse Effect or that involves any challenge to, or seeks damages or other relief in connection with, this Agreement or any transactions contemplated under this Agreement or under any of the Ancillary Agreements.
Section 7.7.  Delivery of Ancillary Agreements.  Sellers, Gelernt, Eugene Brown, Robert Angradi and the Company, as applicable, shall have delivered duly executed counterparts to each of the Ancillary Agreements to which they are a party, as applicable, to Buyer.
Section 7.8.  Warehouse Facility.  Buyer shall have replaced the Company's warehouse line of credit financing with its own warehouse line of credit, as set forth in this Agreement.
Section 7.9.  Update of Bank and Brokerage Account Information.  Sellers shall provide Buyer with a new version of Schedule 3.26 updating the information therein as of 5:00 p.m. New York time on the day before the Closing Date.
Section 7.10.  Regulatory Approvals.  Buyer shall have received written approval from any Governmental Authority necessary for the Buyer to consummate the acquisition of the LLC Interests.
ARTICLE VIII
 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS
The obligations of Sellers under this Agreement shall be subject to the satisfaction, or waiver, at the option of Sellers (to the extent permissible under applicable Requirements of Law), on or prior to the Closing Date, of the following conditions:
Section 8.1.  No Misrepresentation or Breach of Covenants and Warranties.  There shall not have been any failure by Buyer in the performance of any of its covenants and agreements herein that shall not have been remedied or cured, other than failures to perform that are not, in the aggregate, material; the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on the Closing Date (except to the extent that they expressly relate to an earlier date, in which case such representations and warranties need only be true and correct in all material respects as of such date); provided that any representation or warranty already qualified by the concept of materiality must be true and correct in all respects; and there shall have been delivered to Sellers a certificate to such effect, dated the Closing Date, signed on behalf of Buyer by a duly authorized officer of each Buyer.

Section 8.2.  Necessary Consents, Notices and Approvals.  All consents, notices, approvals and actions set forth on Schedule 8.2 shall have been obtained by Buyer, or taken place.
Section 8.3.  No Restraint.  No Requirements of Law shall have been enacted, entered, promulgated or enforced by a Governmental Authority that restrains or prohibits any material transaction contemplated hereby.
Section 8.4.  Delivery of Ancillary Agreements.  Buyer shall have delivered duly executed counterparts to each of the Ancillary Agreements to which it is a party to Sellers.
Section 8.5.  Release of Guarantees.  Gelernt and the other Sellers shall be fully released and discharged from all Liabilities under the guarantees set forth on Schedule 8.5 pursuant to and in accordance with release agreements, documents and instruments that are reasonably satisfactory to Seller Representative.
ARTICLE IX
 INDEMNIFICATION
Section 9.1.  Survival.
(a)  The representations and warranties of Sellers and Buyer contained in this Agreement will survive for a period ending (the "Applicable Survival Period") on the twelve (12)‑month anniversary of the Closing Date; provided, however, that (i) the Seller Fundamental Representations (other than Taxes) and the Buyer Fundamental Representations shall survive for a period ending on the three (3) year anniversary of the Closing Date and (ii) the representations and warranties of Sellers set forth in Section 3.11 (Taxes) shall survive until the date that is sixty (60) days following the expiration of the statute of limitations applicable thereto.
(b)  The covenants and agreements set forth in this Agreement which by their terms do not contemplate performance after the Closing Date shall expire on the Closing Date.  The covenants and agreements set forth in this Agreement which by their terms contemplate performance after the Closing Date shall survive the Closing in accordance with their terms until sixty (60) days following the expiration of the statute of limitations applicable thereto; provided, however, that any such covenant or agreement which expires on a specific date as provided in this Agreement shall survive until sixty (60) days following such date.
(c)  Notwithstanding anything to the contrary contained in this Article IX, (i) any claim for indemnification hereunder that is asserted prior to the expiration of such representation, warranty, covenant or agreement upon which such claim is based may continue to be asserted and indemnified against until finally resolved and (ii) neither Buyer nor Sellers, as applicable, shall have liability to the other under this Article IX for and with respect to any inaccuracies in or breaches of representations, warranties, covenants and agreements contained in this Agreement, as applicable, unless notice of such claim with respect thereto has been furnished to the Indemnitor on prior to the expiration date thereof in accordance with Section 9.4.

Section 9.2.  Indemnification by Sellers.
(a)  From and after the Closing, subject to the limitations set forth in Section 9.7, each of Sellers, jointly and severally, agree to indemnify and hold Buyer harmless from and against any and all Losses (not covered and paid by insurance) paid, suffered or incurred by Buyer in connection with or arising from:
(i)  any inaccuracy in or breach of any representation and warranty of Sellers contained in this Agreement; provided, however, that any such claim may be made only during the Applicable Survival Period of the representation and warranty in question, and to the extent that a claim under this Section 9.2(a)(i) arises out of or relates to facts and circumstances that would entitle Buyer to assert a valid claim of indemnification under Section 9.2(a)(iii) below, such claim must, and may only, be asserted pursuant to Section 9.2(a)(iii) below and, provided further that, no claim for indemnification may be made under this Section 9.2(a)(i) to the extent such claim for indemnification is for a Legacy Liability, it being the intention of the parties that any such claim for indemnification be subject to the limitations on indemnification contained in Section 9.7;
(ii)  any breach by Sellers or the Company (prior to the Closing) of, or failure by Sellers or the Company (prior to the Closing) to perform, any of their respective covenants or obligations contained in this Agreement;
(iii)  any Losses of the Company or Buyer related to Legacy Liabilities (subject to Section 9.7); and
(iv)  any Losses of the Company or Buyer related to Bad Boy Acts;
provided, however, that the Parties' indemnity obligations with respect to Taxes shall be governed by Section 6.1, rather than by this Article IX.
(b)  The indemnification provided for in Section 9.2(a) shall terminate as follows:  (x) with respect to claims for breaches of representations and warranties, other than the Seller Fundamental Representations, on the first anniversary of the Closing Date; (y) in the case of any claim made under Section 9.2(a)(ii), the survival period applicable to the covenant and agreement in question as set forth in Section 9.1(b); and (z) with respect to any claim for breach of a Seller Fundamental Representation or any claim made under Section 9.2(a)(iii) or 9.2(a)(iv), the third anniversary of the Closing Date, and, in each case, no new claims shall be made by any Buyer under Section 9.2 thereafter, except that the indemnification by Sellers shall continue as to any Losses of which any Buyer has validly given a Claim Notice to Sellers in accordance with the requirements of Section 9.4 or 9.6, as applicable, on or prior to the date that is the applicable date referred to in clauses (x), (y) or (z) of this Section 9.2(b), as to which the obligation of Sellers shall continue solely with respect to the specific matters in such Claim Notice until the liability of Sellers shall have been determined pursuant to this Article IX, and Sellers shall have reimbursed Buyer for the full amount of such Losses, if any, that are payable with respect to such Claim Notice in accordance with this Article IX.

Section 9.3.  Indemnification by Buyer.
(a)  From and after the Closing, Buyer agrees to indemnify and hold Sellers harmless from and against any and all Losses (not covered and paid by insurance) incurred by Sellers in connection with or arising from:
(i)  any breach of any warranty or the inaccuracy of any representation of Buyer contained in this Agreement;
(ii)  any breach by Buyer of, or failure by Buyer to perform, any of its covenants and obligations contained in this Agreement; and
(iii)  any Loss related to the Company if the event that caused or gave rise to the Loss occurred after the Closing Date.
(b)  The indemnification provided for in Section 9.3(a) shall terminate as follows:  (x) with respect to claims for breaches of representations and warranties under Section 9.3(a)(i), on the date that is one (1) year after the Closing Date (or three (3) years after the Closing Date in the case of the Buyer's Fundamental Representations and Warranties), (y) in the case of any claim made under Section 9.3(a)(iii) one (1) year after Sellers learn of the Loss in question, or (z) in the case of any claim made under Section 9.3(a)(ii), the survival period applicable to the covenant and agreement in question as set forth in Section 9.1(b) (and no claims shall be made by Sellers under Section 9.3(a) thereafter), except that the indemnification by Buyer shall continue as to any Losses of which any Seller has validly given a Claim Notice to Buyer in accordance with the requirements of Section 9.4 or 9.6, as applicable, on or prior to the date such indemnification would otherwise terminate in accordance with this Section 9.3, as to which the obligation of Buyer shall continue solely with respect to the specific matters in such Claim Notice until the liability of Buyer shall have been determined pursuant to this Article IX, and Buyer shall have reimbursed Sellers for the full amount of such Losses, if any, that are payable with respect to such Claim Notice in accordance with this Article IX.
Section 9.4.  Notice of Claims.  In the event that Buyer or Sellers, as applicable, are seeking indemnification hereunder (the "Indemnified Party") against Sellers or Buyer, as applicable (the "Indemnitor"), in connection with a claim that does not involve a Third Party Claim, the Indemnified Party shall promptly deliver to the Indemnitor a notice (a "Claim Notice") of such claim setting forth in reasonable detail the facts giving rise to such claim (to the extent known by the Indemnified Party) and the amount or estimated amount (to the extent reasonably estimable) of Losses arising out of, involving or otherwise in respect of such claim and shall include a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based.  The failure to give notice as provided in this Section 9.4 shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been materially prejudiced as a result of such failure.
Section 9.5.  Determination of Amount; Satisfaction.  The amount of any Losses payable in accordance with this Article IX shall be calculated net of any third party insurance (including mortgage insurance provided by any Agency or other third‑party), indemnification or other proceeds that have actually been recovered by the Indemnified Party under any insurance policy or other contract, agreement or undertaking in connection with the facts giving rise to the right of indemnification (net of any applicable collection costs and reserves, deductibles, premium adjustments and retrospectively rated premium), it being understood that an Indemnified Party shall not be obligated to obtain or maintain any type of insurance coverage or seek recovery under insurance policies with respect to any particular indemnifiable matter.  Any amounts payable pursuant to this Article IX shall be paid without duplication, and in no event shall any Person be indemnified under different provisions of this Agreement for the same Loss.

Section 9.6.  Third Party Claims.
(a)  Any Party seeking indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person against the Indemnified Party (a "Third Party Claim") shall promptly notify the Indemnitor in writing of such Third Party Claim (setting forth in reasonable detail the facts giving rise to such Third Party Claim (to the extent known by the Indemnified Party) and the amount or estimated amount (to the extent reasonably estimable) of Losses arising out of, involving or otherwise in respect of such Third Party Claim and shall include a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such Third Party Claim is based.  Thereafter, the Indemnified Party shall promptly deliver to the Indemnitor copies of all notices and documents (including court papers) received by the Indemnitor relating to the Third Party Claim.  The failure to give notice as provided in this Section 9.6 shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been materially prejudiced as a result of such failure.
(b)  In the event of the initiation of any Action against the Indemnified Party in connection with a Third Party Claim, the Indemnitor may, within ten (10) days after receipt of such notice and upon notice to the Indemnified Party, assume, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnitor, the settlement or defense thereof (in which case any Losses associated therewith shall be the sole responsibility of the Indemnitor, subject to the limitations set forth in Section 9.7 hereof); provided, that the Indemnified Party may participate in such settlement or defense through counsel chosen by it at its sole expense, and provided, further, that the Indemnitor shall not be entitled to assume or continue control of the defense of any Third Party Claim if (i) the Third Party Claim relates to or arises in connection with any criminal Action or any Action by a Governmental Authority, (ii) the Third Party Claim seeks an injunction or equitable relief against any Indemnified Party, (iii) the Third Party Claim has or would reasonably be expected to result in Losses in excess of the applicable limit on liability, if any, set forth in Section 9.7, (iv) the Third Party Claim would reasonably be expected to have a Material Adverse Effect on the Company, (v) the Indemnified Party reasonably believes that the interests of the Indemnitor and the Indemnified Party with respect to such claim are in conflict with one another and, as a result, the Indemnitor could not adequately represent the interests of the Indemnified Party in such claim, (vi) the Indemnitor has failed or is failing to defend in good faith the Third Party Claim, or (vii) the Indemnitor has not acknowledged in writing that such Third Party Claim is subject to, and the Indemnified Party is entitled to, indemnification pursuant to this Article IX and that the Indemnitor will satisfy such claim in full and the Indemnified Party will not have any liability with respect to such claim.

(c)  In the case of any assumption of a defense, negotiation or settlement of any Action, claim or demand pursuant to Section 9.6(b), each of the Parties agrees to reasonably cooperate with the other Party in connection with such defense, negotiation or settlement and to make available to the other Party all witnesses, pertinent records, materials and information in such Party's possession or under such Party's control relating thereto as is reasonably required by the other Party; provided, however, that prior to providing such records, materials and information, such other Party shall enter into a customary confidentiality agreement with respect thereto.  To the extent the Indemnitor elects not to defend such Action, claim or demand, and the Indemnified Party defends against or otherwise deals with any such Action, claim or demand, the Indemnified Party may retain counsel, at the expense of the Indemnitor, and control the defense of such Action, claim or demand.  The Indemnitor may not settle any such Action, claim or demand which settlement obligates the Indemnified Party to pay money, to perform obligations or to admit liability without the written consent of the Indemnified Party.  After any final judgment or award shall have been rendered by a Governmental Authority of competent jurisdiction and the time in which to appeal therefrom has expired, or a settlement shall have been consummated, or the Indemnified Party and the Indemnitor shall arrive at a mutually binding agreement with respect to each separate matter alleged to be indemnified by the Indemnitor hereunder, the Indemnified Party shall forward to the Indemnitor notice of any sums due and owing by it with respect to such matter.  Such Indemnitor shall pay all of the sums so owing to the Indemnified Party by wire transfer, certified or bank cashier's check within thirty (30) Business Days after the date of such notice.
(d)  To the extent of any inconsistency between this Section 9.6 and Section 6.1 (relating to Tax Proceedings), the provisions of Section 6.1 shall control with respect to Tax Proceedings.
Section 9.7.  Limitations.  Notwithstanding anything contained in this Agreement or otherwise to the contrary, the obligations of Sellers under this Article IX (which, for the avoidance of doubt, excludes Tax claims subject to Section 6.1) are subject to the limitations on liability contained in this Section 9.7.
(a)  Sellers will not be liable for any Losses (except for Losses related to any breach of the representations and warranties in Sections 3.1, 3.2, 3.3, 3.4, 3.5 or 3.6, for which there shall be no basket) under this Article IX until the aggregate amount of all Losses suffered by Buyer exceeds Fifty Thousand Dollars ($50,000), in which case Sellers shall be liable for all such Losses in excess of such amount.
(b)  In addition to the limitations set forth in Section 9.7(a), the Sellers' maximum liability, and Buyer's recourse, with respect to all Claims and Losses, including but not limited to, Legacy Liabilities, under this Article IX or otherwise, absent fraud by a Seller or intentional misconduct by a Seller, shall be limited to One Million Dollars ($1,000,000), in the aggregate.  Notwithstanding the foregoing, this $1,000,000 limitation shall not apply to any breach of the representations and warranties set forth in Sections 3.3 and 3.4 hereof, and with respect to which the limit shall be the amount of the Closing Payment.

(c)  Notwithstanding anything herein to the contrary, with respect to any loan that the Company has closed on or prior to the Closing Date and to any Pipeline Loan (collectively the "Subject Loans") that are required to be indemnified or repurchased by the Company to the Agencies or any other purchaser or guarantor of such loans after the Closing Date because of deficiencies in the loan or the loan documents, the following will apply:  (A) with respect to any such  loans that as of the Closing Date are already required to be indemnified and a claim for such has been made (all of which are identified on Schedule 3.21(k)), these loans shall not be subject to any indemnification claims and to the extent paid after Closing, Sellers shall have no liability for any such indemnified amounts, and (B) with respect to any new indemnification or repurchase claims for Subject Loans that the Company receives notice of after the Closing Date, where the indemnification obligation arises during the first twelve (12) months after the Closing Date,  the first four (4) of any such loans shall not be subject to indemnification, but for any excess above the first four, ten percent (10%) of the loan amount shall be set aside from the initial One Million Dollars ($1,000,000) escrow amount and shall continue to be held in escrow and used to satisfy any Loss incurred by the Company with respect to such indemnification or repurchase claim, until the first to occur of (I) five years after the Closing Date, or (II) the date the loan is paid off, and then any remaining amount of such held‑back escrow shall be paid to Sellers (in proportion to their ownership interest in the Company as of the Closing), and the Sellers indemnification obligation on such loans shall not exceed the ten percent (10%) amount for such loan.  If the indemnification or repurchase claim arises after the date that is one (1) year after the Closing Date, any such claim shall not be subject to any indemnification claims and to the extent paid after Closing, and Sellers shall have no liability for any such indemnified amounts.  Notwithstanding the foregoing, this Section 9.7(c) shall not apply to any indemnification or reimbursement obligation of the Company for Losses resulting from any fraudulent act or willful misconduct of the Company or any of the Sellers prior to the Closing Date.
Section 9.8.  Exclusive Remedy.
(a)  Except (i) as otherwise provided in any other sections of this Agreement expressly granting rights, remedies or providing for dispute resolution, including as set forth in Section 6.1, and (ii) remedies that cannot be waived as a matter of law and injunctive and provisional relief (including specific performance), if the Closing occurs, this Article IX shall be the exclusive remedy for Losses incurred in connection with this Agreement regardless of the manner in which such claim is characterized or pleaded (i.e. whether such claim is characterized or pleaded as arising in tort, breach of contract, strict liability, indemnification or otherwise).
(b)  The right to indemnification or any other remedy based on representations, warranties, covenants, and agreements contained in this Agreement shall not be affected by any investigation conducted at any time or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or agreement.  The waiver or non‑assertion of any condition or termination right based on the accuracy of any representation or warranty, or on the performance of or compliance with any such covenant or agreement, shall not affect the right to indemnification or any other remedy based on such representations, warranties, covenants, and agreements.
Section 9.9.  Agreement to Mitigate.  Each Indemnified Party shall use commercially reasonable efforts to mitigate in accordance with applicable Requirements of Law any Losses for which such Indemnified Party seeks or may seek indemnification under this Agreement.  Notwithstanding anything contained herein to the contrary, if the Indemnified Party mitigates its Losses after the Indemnifying Party has paid the Indemnified Party under any indemnification provision hereof in respect of such Losses, the Indemnified Party shall promptly notify the Indemnifying Party and pay to the Indemnifying Party the extent of the value of the benefit to the Indemnified Party of such mitigation (less the cost and expense incurred by the Indemnified Party in connection therewith) within thirty (30) days after such benefit is received.

ARTICLE X
 TERMINATION
Section 10.1.  Termination.  Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:
(a)  by the mutual written consent of Buyer and Seller Representative;
(b)  by Buyer if Sellers have breached any of their representations, warranties, covenants or agreements contained in this Agreement and such breach would give rise to the failure of a condition set forth in Article VII and cannot be or has not been cured by the Termination Date as the same may be extended pursuant to Section 10.1(e); provided, that Buyer is not then in material breach of this Agreement and the breach of such representations, warranties, covenants or agreements is not caused by an act or omission of Buyer;
(c)  by Sellers if Buyer has breached any of its representations, warranties, covenants or agreements contained in this Agreement and such breach would give rise to the failure of a condition set forth in Article VIII and cannot be or has not been cured by the Termination Date as the same may be extended pursuant to Section 10.1(e); provided, that no Seller is then in material breach of this Agreement;
(d)  by either Buyer or Sellers if any Governmental Authority shall have issued a final and non‑appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the Closing; provided, however, that prior to invoking this provision as a result of any such order, decree or ruling, the Party invoking it shall negotiate in good faith with the other Party to attempt to agree to modify the transactions on mutually agreeable terms and on an equitable basis (including by implementing alternative means of structuring the transactions in a mutually satisfactory manner), in a way that would eliminate such restraint or prohibition; or
(e)  by either Buyer or Sellers if the Closing shall not have occurred on or before July 31, 2016 (the "Termination Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(e) shall not be available to any Party whose actions, or failure to act, or whose breach of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Closing to have occurred on or prior to the aforesaid date; provided further, however, that Buyer may, in its sole discretion, extend the Termination Date for successive 15‑day periods in the event that all conditions to closing set forth in Article VII have been satisfied other than those certain consents or approvals set forth on Schedule 10.1(e), but such extension shall not be later than August 31, 2016 without the consent of Sellers.

Section 10.2.  Notice of Termination.  Any Party desiring to terminate this Agreement pursuant to Section 10.1 shall give written notice of such termination to the other Party.
Section 10.3.  Effect of Termination.  If this Agreement shall be terminated pursuant to this Article X, all further obligations of the Parties under this Agreement (other than those obligations in Sections 11.1, 11.2, 11.3, 11.4, 11.5, 11.7, 11.8, 11.9, 11.12, 11.13, and 11.14) shall be terminated without further liability of any Party to the other; provided, however, that nothing herein shall relieve any Party from liability for its fraudulent acts or willful or knowing breach of this Agreement.
ARTICLE XI
 GENERAL PROVISIONS
Section 11.1.  Confidential Nature of Information.  From and after the date hereof until the date that is three (3) years after Closing, Sellers and its Affiliates, on the one hand, and Buyer and its Affiliates (and, following the Closing, the Company), on the other hand, shall, and shall cause their respective representatives to, maintain in confidence any written, oral or other information obtained from and pertaining to the other Party or its Affiliates, except that the foregoing requirements of this Section 11.1 shall not apply to the extent that (i) any such information is or becomes generally available to the public other than, (A) in the case of Buyer's confidential information, as a result of disclosure by Sellers or its Affiliates or any of their respective representatives in violation of this Agreement and, (B) in the case of Sellers' confidential information, as a result of disclosure by Buyer or the Company's or any of their respective Affiliates or representatives in violation of this Agreement, (ii) any such information is required by applicable Requirements of Law or a Governmental Authority to be disclosed after prior notice has been given to the other Party (including in any report, statement, testimony or other submission to such Governmental Authority), (iii) any such information is reasonably required to be disclosed in connection with any Action or in any dispute with respect to this Agreement and the other Ancillary Agreements (including in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing Party in the course of any litigation, investigation or administrative proceeding), (iv) any such information was or becomes available to such Party on a non‑confidential basis and from a source (other than a Party or any Affiliate or representative of such Party) that is not known by such Party to be bound by a confidentiality agreement with respect to such information, (v) any such information relates to the federal Income Tax treatment of the Company, the Purchased LLC Interests, or the purchase transaction evidenced by this Agreement, (vi) any such information is required to be disclosed in order to comply with Securities and Exchange Commission disclosure obligations or the rules of any stock exchange, or (vii) any such information becomes known or available pursuant to or as a result of the carrying out of the provisions of an Ancillary Agreement, so long as such Ancillary Agreement contains confidentiality provisions, in which case such information shall be governed by the confidentiality provisions contained in such Ancillary Agreement.  Each of the Parties shall instruct its Affiliates and representatives having access to such information of such obligation of confidentiality.  Notwithstanding the foregoing, nothing in this Section 11.1 shall prohibit (A) Buyer from disclosing after the Closing any information related to the Company, and (B) Sellers from disclosing the terms of this Agreement to their attorneys, accountants, and financial advisers.

Section 11.2.  No Public Announcement.  Sellers and Buyer shall not, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement; provided, however, that the foregoing shall not preclude communications or disclosures (a) necessary to implement the provisions of this Agreement or to comply with Securities and Exchange Commission disclosure obligations or the rules of any stock exchange, or (b) required by Requirements of Law.
Section 11.3.  Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally (against receipt), by facsimile (and immediately after transmission, receipt of which has been confirmed by telephone by the sender), sent by e‑mail (and immediately after transmission, receipt of which has been confirmed by telephone by the sender) or when sent by registered or certified United States mail (postage prepaid, return receipt requested) or by a nationally recognized overnight courier service (e.g., Federal Express or UPS) addressed as follows:
If to Buyer, to: Republic First Bank Two Liberty Place 50 South 16th Street, 2400 Philadelphia, PA 19102 Attention: Andrew J. Logue Telephone: (215) 430‑5404 Email: alogue@MyRepublicBank.com with a copy (which shall not constitute notice) to: Stevens & Lee, P.C. 111 North 6th Street Reading, PA 19601 Attention: David W. Swartz, Esq. Facsimile: (610) 478‑2814 Email: dws@stevenslee.com

If to Sellers, to: William Gelernt, Seller Representative 8 Slab Branch Road Marlton, NJ 08053

with a copy (which shall not constitute notice) to:
Flaster/Greenberg P.C.
1810 Chapel Avenue West
Cherry Hill, NJ  08002
Attention:  Alan H. Zuckerman, Esq.
Facsimile:  (856) 661‑1919
Email:  alan.zuckerman@flastergreenberg.com

or to such other address as such Party may indicate by a notice delivered to the other Party.
Section 11.4.  Successors and Assigns; No Third Party Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Neither Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party; provided, however, that Buyer may assign all of its rights, but not its obligations, hereunder to Affiliates of Buyer upon notice to Sellers.  It is expressly agreed that nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person other than the Parties and their respective successors and assigns permitted hereby, any legal or equitable right, remedy or claim under or by reason of this Agreement.
Section 11.5.  Entire Agreement; Amendments.  This Agreement and the documents delivered pursuant hereto (including the Ancillary Agreements) contain the entire understanding of the Parties with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the Parties (including that certain letter of intent dated May 10, 2016 with respect to the transactions contemplated hereby).  This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the Parties.
Section 11.6.  Interpretation.  The representations and warranties of each Party shall be deemed to be, in the aggregate, material and to have been relied upon, in the aggregate, by the other Party, notwithstanding any investigation heretofore or hereafter made by the other Party.  The information set forth in the Schedules shall be deemed to provide the information contemplated by, or otherwise qualify, the representations and warranties of Sellers and Buyer, respectively, set forth in the corresponding section or subsection of this Agreement and any other section or subsection of this Agreement if and to the extent that it is reasonably apparent on the face of the disclosure that it applies to such other section or subsection of this Agreement.  Disclosure concerning any agreement or other document to which reference is made in the Schedules is qualified by reference to the agreement or other document.

Section 11.7.  Waivers.  Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof.  Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any Party, it is authorized in writing by an authorized representative of such Party.  The failure of any Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.
Section 11.8.  Expenses.  Except as expressly set forth herein, each Party will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel, independent public accountants and other advisors.
Section 11.9.  Partial Invalidity.  Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Requirements of Law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.
Section 11.10.  Execution in Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission or sent by email in portable document format (PDF)) in counterparts, each of which shall be considered an original instrument, but all of which shall be deemed to constitute one and the same agreement, which agreement shall become effective when one or more counterparts have been signed by each of the Parties and delivered to all of the other Parties, it being understood that all Parties need not sign the same counterpart.
Section 11.11.  Further Assurances.  Subject to, and not in limitation of, the provisions set forth elsewhere in this Agreement (including in Section 5.3 and Section 9.5), each of the Parties agrees to use its commercially reasonable efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other Party in doing, all things reasonably necessary, proper or advisable under applicable Requirements of Law to consummate and make effective the transactions contemplated by this Agreement, including:  (a) the satisfaction of the conditions precedent to the obligations of any of the Parties; and (b) the execution and delivery of such instruments, and the taking of such other actions, as the other Party may reasonably require in order to carry out the intent of this Agreement.  From and after the Closing, Sellers and Buyer will execute and deliver, and will cause their respective Affiliates to execute and deliver, such further instruments of conveyance and transfer and take such other actions as might reasonably be requested by any Party to carry out the purposes and intent of this Agreement and any other Ancillary Agreement, including the acquisition of necessary authorizations or consents that were not required to be obtained by the Closing (or as to which delivery at the Closing was waived).

Section 11.12.  Governing Law; Submission to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the Commonwealth of Pennsylvania.  By the execution and delivery of this Agreement, Sellers and Buyer submit to the exclusive personal jurisdiction of any state or federal court in Philadelphia, Pennsylvania in any Action arising out of or relating to this Agreement and the Ancillary Agreements.  In any such Action, each Party hereby irrevocably waives, to the fullest extent permitted by Requirements of Law, any objection that it may now or hereafter have to the laying of venue of any such Action brought in such court and any claim that any such Action brought in such court has been brought in an inconvenient forum.  Each Party also agrees that any final, non‑appealable judgment against a Party in connection with any Action may be enforced in any court of competent jurisdiction, either within or outside the United States.  A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.  Each Party agrees that any process or other paper to be served in connection with any Action under this Agreement shall, if delivered, sent or mailed in accordance with Section 11.3, constitute good, proper and sufficient service thereof.
Section 11.13.  Waiver of Jury Trial.  Each of Buyer and Sellers hereby expressly waives any right to trial by jury in any dispute, whether sounding in contract, tort or otherwise, between Buyer and Sellers arising out of or related to the transactions contemplated by this Agreement or any of the Ancillary Agreements, or any other instrument or document executed or delivered in connection herewith or therewith.  Either Buyer or Sellers may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of the Parties to the waiver of their right to trial by jury.
Section 11.14.  Specific Performance.  The Parties agree that irreparable damage would occur in the event that any of the terms or provisions of this Agreement related to the transactions contemplated hereby were not performed in accordance with their specific wording or were otherwise breached.  It is accordingly agreed that, notwithstanding anything to the contrary contained in this Agreement, each of the Parties shall be entitled to an injunction or injunctions and other equitable relief to prevent such breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States of America or any state having jurisdiction, such remedy being in addition to any other remedy to which any Party may be entitled at law or in equity.  Each of the Parties hereto hereby waives (a) the defense that a remedy at law would be adequate and (b) any requirement under any law to post a bond or other security as a prerequisite to obtaining equitable relief.
Section 11.15.  Disclosure Schedules.  The inclusion of an item in any Disclosure Schedule to this Agreement as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Material Adverse Effect.  The information contained in any Disclosure Schedule is disclosed solely for the purposes of this Agreement and any descriptions or terms of agreements and documents in the Disclosure Schedules are summaries only and are qualified in their entirety by the specific terms of such agreements and documents.  No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists and has actually occurred.  Where the representations and warranties in this Agreement contain specific dollar thresholds, the items, contracts and other matters listed in response thereto may include items, contracts and other matters that are below such dollar thresholds.  Any disclosure set forth in one section of a Disclosure Schedule shall apply to (i) the representations and warranties contained in the Section of this Agreement to which it corresponds in number; and (ii) any representation and warranty to which it is referred by cross reference.
[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.
SELLERS:

/s/ William H. Gelernt
Name: William H. Gelernt

/s/ Bruce Paparone
Name: Bruce Paparone

/s/ Thomas C. Shaeffer
Name: Thomas C. Schaeffer

BUYER:

REPUBLIC FIRST BANK D/B/A REPUBLIC BANK

By: /s/ Andrew J. Logue
Name: Andrew J. Logue
Title: President